Exhibit 10.1

MEMBERSHIP INTERESTS SALE AND PURCHASE AGREEMENT

by and between

ROYAL SENIOR CARE, LLC

and

CORNERSTONE OAKLEAF VILLAGE, LLC

TABLE OF CONTENTS

EXHIBITS

Exhibit A	-	Land

A-1 Lexington Land
A-2 Greenville Land

Exhibit B	-	Form of Title Affidavit

Exhibit C	-	Amended and Restated Portofilo Operating Agreement

Exhibit D	-	Lexington Owner Operating Agreement

Exhibit E	-	Greenville Owner Operating Agreement

Exhibit F	-	Amended and Restated Tenant Portofilo Operating Agreement

Exhibit G	-	Lexington Operator Operating Agreement

Exhibit H	-	Greenville Operator Operating Agreement

Exhibit I	-	Form of of Subject Interests Assignment

Exhibit J	-	Form of FIRPTA Affidavit

Exhibit K	-	Form of Representation Letter to Auditor

SCHEDULES

Schedule 1(b)	-	Intangibles

Schedule 3(b)	-	Loan Documents

Schedule 4(a)(iv)	-	Title Policy

Schedule 6(a)	-	Transfers and Easements

Schedule 7(a)(v)	-	Leases

Schedule 7(a)(vi)	-	Service Contracts

Schedule 7(a)(viii)	-	Employee Benefit Plans

Schedule 7(a)(x)	-	Environmental Reports

Schedule 7(a)(xiii)	-	Lexington Owner Financial Statements

Schedule 7(a)(xiv)	-	Greenville Owner Financial Statements

Schedule 7(a)(xv)	-	Lexington Operator Financial Statements

Schedule 7(a)(xvi)	-	Greenville Operator Financial Statements

Schedule 7(a)(xvii)	-	Uncured Violations

Schedule 7(a)(xx)	-	Liability and Worker’s Compensation Insurance [Carriers and Policy Numbers]

Schedule 7(a)(xxii)	-	CRC Licenses

Schedule 7(a)(xxvii)	-	Rent Roll

Schedule 10(a)(iv)	-	Organizational Documents

Schedule 11(b)	-	Leasing Commissions

Schedule 11(n)	-	Capital Expenditures

MEMBERSHIP INTERESTS SALE AND PURCHASE AGREEMENT

This Membership Interests Sale and Purchase Agreement (this “Agreement”) is made and entered into as of the 5th day of March, 2010 (the “Effective Date”), by and among ROYAL SENIOR CARE, LLC, a Florida limited liability company (“Seller”) and CORNERSTONE OAKLEAF VILLAGE, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.           Seller owns one hundred percent (100%) of the issued and outstanding membership interests in Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company (“Portfolio”) and one hundred percent (100%) of the issued and outstanding membership interests in Royal Cornerstone South Carolina Tenant Portfolio, LLC, a Delaware limited liability company (“Tenant Portfolio”).

B.           Portfolio owns one hundred percent (100%) of the issued and outstanding membership interests of RSC Oakleaf Lexington, LLC, a Florida limited liability company (“Lexington Owner”) and RSC Oakleaf Greenville, LLC, a Florida limited liability company (“Greenville Owner”).  Portfolio, Lexington Owner and Greenville Owner are collectively referred to herein as the “Fee Companies”.  Lexington Owner and Greenville Owner are collectively referred to herein as the “Fee Owners”.

C.           Tenant Portfolio owns one hundred percent (100%) of the issued and outstanding membership interests of RSC Lexington, LLC, a Florida limited liability company (“Lexington Operator”) and RSC Greenville, LLC, a Florida limited liability company (“Greenville Operator”).  Lexington Operator and Greenville Operator are collectively referred to herein as the “Operators”. Tenant Portfolio, Lexington Operator and Greenville Operator are collectively referred to herein as the “Operating Companies”. The Operating Companies and Fee Companies are collectively referred to herein as the “Companies”.

D.           Lexington Owner is the direct owner of that certain interest in real property located in Lexington County, South Carolina, as more particularly described on Exhibit A-1 attached to and made a part of this Agreement (collectively, the “Lexington Land””).

E.            Greenville Owner is the direct owner of that certain interest in real property located in Greenville County, South Carolina, as more particularly described on Exhibit A-2 attached to and made a part of this Agreement (collectively, the “Greenville Land””). The Lexington Land and Greenville Land are collectively referred to herein as the “Land”.

F.            Lexington Owner, as lessor and Lexington Operator, as lessee, are parties to that certain Lease Agreement dated as of November 1, 2004 (the “Lexington Master  Lease”) the with respect to the Lexington Real Property (as hereinafter defined).

G.           Greenville Owner, as lessor and Greenville Operator, as lessee, are parties to that certain Lease Agreement dated as of November 1, 2004 (the “Greenville Master Lease”) with respect to the Lexington Real Property (as hereinafter defined). The Lexington Master Lease and Greenville Master Lease are collectively referred to herein as the “Master Leases”.

H.           Pursuant to the rights granted under the Lexington Master Lease, Lexington Operator operates a licensed community residential care facility consisting of ninety (90) units and related appurtenances, commonly known as “Oakleaf Village at Lexington” (herein sometimes referred to as the “Lexington Facility”) with a street address of 800 North Lake Drive, Lexington, South Carolina.

I.            Pursuant to the rights granted under the Greenville Master Lease, Greenville Operator operates a licensed community residential care facility consisting of ninety (90) units and appurtenances, commonly known as “Oakleaf Village at Greenville” (herein sometimes referred to as the “Greenville Facility”) with a street address of 1560 Thornblade Boulevard, Greenville, South Carolina. The Lexington Facility and Greenville Facility are collectively referred to herein as the “Facilities”.

J.            Seller desires to sell to Purchaser (i) an eighty percent (80%) membership interest in Portfolio (such eighty percent (80%) membership interest in Portfolio shall be referred to herein as the “Subject Portfolio Interests”) and (ii) an eighty percent (80%) membership interest in Tenant Portfolio (such eighty percent (80%) membership interest in Tenant Portfolio shall be referred to herein as the “Subject Tenant Portfolio Interests”, and collectively with the Subject Portfolio Interests, the “Subject Interests) and Purchaser desires to purchase the Subject Interests in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Purchaser agree as follows:

1.           Sale of Interests; The Property.

(a)           Sale of Interests.  Subject to the terms and conditions hereof, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s rights, title, and interest in and to the Subject Interests.

(b)           The Real Property.  At the time of Closing (as defined in Section 9 below), Portfolio shall own all of the issued and outstanding membership interests in Lexington Owner and Greenville Owner and Lexington Owner and Greenville Owner shall own the following, as applicable:

(i)           as to Lexington Owner, the Lexington Land, as set forth on Exhibit A-1, and as to Greenville Owner the Greenville Land as set forth on Exhibit A-2;

(ii)          as to Lexington Owner, all buildings, other improvements and fixtures situated on the Lexington Land as provided in this Agreement (collectively the   “Lexington Improvements”) and as to Greenville Owner, all buildings, other improvements and fixtures situated on the Greenville Land as provided in this Agreement (collectively the  “Greenville Improvements”, the Lexington Improvements and Greenville Improvements are collectively, the “Improvements”). The Improvements shall include, without limitation, the buildings located on the Land, together with all HVAC systems, electrical systems, domestic water systems, and life-safety systems used in connection with the operation or occupancy of the buildings and located on the Land;

(iii)         all appurtenances, rights, privileges and easements benefiting, belonging, or pertaining to the Land or Improvements (the “Appurtenances”).  In this Agreement, the Land, Improvements, and Appurtenances are collectively referred to as the “Real Property”).  In this Agreement, the Lexington Land, Lexington Improvements and Appurtenances related thereto are collectively, the “Lexington Real Property”, the Greenville Land, Greenville Improvements and Appurtenances related thereto are collectively, the “Greenville Real Property”;

(iv)        all furniture, machinery, apparatus, equipment, furnishings, financial records and books and other personal property located upon and used in connection with or in the operation, repair and/or maintenance of the applicable parcel of Real Property, but excluding the personal property of (A) occupants and tenants under the Leases (as defined in Section 1(c)(vii)) and (B) Royal Senior Care Management Company, LLC, a Florida limited liability company, or any Affiliate (as hereinafter defined) thereof, that is located at any management office it operates in the Real Property (collectively, the “Personal Property”);  and

(v)         as to Lexington Owner,  all interests as lessor in, to and under the Lexington Master Lease and as to Greenville Owner, all interests as lessor, in, to and under Greenville Master Lease, together with all security deposits, if any (both cash and letter of credit) held by Lexington Owner and Greenville Owner under the Master Leases.

(c)           Property used in the Operation of the Real Property.  At the time of Closing (as defined in Section 9), Tenant Portfolio shall own all of the issued and outstanding membership interests in Lexington Operator and Greenville Operator and Lexington Operator and Greenville Operator shall own the following, as applicable:

(i)           as to Lexington Operator, all interests as lessee in, to and under the Lexington Master Lease and as to Greenville Operator, all interests as lessee, in, to and under Greenville Master Lease.

(ii)          all rights, if any, in and to any and all governmental and quasi-governmental consents, authorizations, variances or waivers, certificates of occupancy, approvals, permits and licenses issued to the Operators thereof with respect to the Real Property,  (the “Permits”), and all drawings, plans, specifications, and surveys relating to the Real Property;

(iii)         all rights, if any, in and to any and all trade names, contract rights, and general intangibles related exclusively to either parcel of the Real Property including, without limitation, (A) the rights, if any, of the Operators,  in and to the names by which the Real Property is known or identified (including the building address) and listed on Schedule 1(b), and any goodwill (if any) associated with any such name, and (B) any trademarks, logos, trade names, copyrights, service marks, business names and telephone numbers exclusively related to either parcel of the Real Property (collectively, the “Intangibles”);

(iv)        all service and maintenance contracts, subcontracts, licenses, concessions or other service agreements entered into by, or on behalf of any of the Operators, or otherwise binding on the Operators respecting any portion of the Real Property  (collectively, the “Service Contracts”);

(v)         all warranties and guaranties issued to the Operators in connection with, or otherwise benefiting, any portion of the Real Property (collectively, the “Warranties”); and

(vi)        all of the interests of Lexington Operator and Greenville Operator as landlord under any lease, resident agreement or other occupancy agreement for space within the applicable parcel of Real Property (each a “Lease” and collectively the “Leases”), together with all security deposits, if any (both cash and letter of credit) held by Lexington Operator and Greenville Operator under the Leases (collectively, the “Security Deposits”). For avoidance of all doubt, the term Leases excludes the Master Leases.

All of the assets in Sections 1(b) and (c) are referred to herein collectively as the “Property”.

(d)           Excluded Property.  The parties expressly acknowledge that the definition of “Property” in Section 1(b) does not include the interest of any of the Companies as of Closing in any bank accounts or other accounts maintained at any financial institution, the treatment of which, for purposes of this Agreement, is set forth in Section 11(j).

2.           Purchase Price.  In consideration of the covenants contained herein, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Subject Interests for a total purchase price of Twenty-One Million Six Hundred Thousand and 00/100 Dollars ($21,600,000.00) (the “Purchase Price”).  The Purchase Price was determined and calculated based upon an agreed  value of Twenty-Seven Million and 00/100 Dollars for the Property multiplied by eighty percent (80%), being the indirect interest in the Property being purchased by Purchaser pursuant to the provisions of this Agreement.

3.           Payment of Purchase Price; Deposit.  Purchaser shall pay the Purchase Price to Seller as follows:

(a)           Deposit.  Within three (3) business days after the date hereof, Purchaser shall deliver the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Initial Deposit”) by wire transfer of “immediately available” funds to Carlton Fields, P.A. (the “Escrow Agent”).  Prior to the expiration of the Study Period (as hereinafter defined) provided Purchaser has not terminated this Agreement, Purchaser shall deposit the additional amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) by wire transfer of “immediately available” funds to Escrow Agent (the “Additional Deposit”). The Initial Deposit and the Additional Deposit are herein collectively referred to as the “Deposit.” Escrow Agent shall hold and apply the Deposit in accordance with this Agreement. The Deposit shall be nonrefundable upon the expiration of the Study Period subject only to the satisfaction of Purchaser’s Conditions Precedent in Section 9(b).  Accrued interest on the Deposit shall be added to and become part of the Deposit.  All such accrued interest shall be treated for income tax purposes as accruing to the benefit of the party who receives the Deposit and shall be reported for income tax purposes by such party, except that if the Deposit is credited against the Purchase Price at Closing, then all such accrued interest shall be treated for income tax purposes as accruing to the benefit of Purchaser and shall be reported for income tax purposes by Purchaser.

(b)           Credit for Existing Loan.  At the Closing (as hereinafter defined), Purchaser shall purchase the Subject Interests subject to the existing indebtedness encumbering the Property as evidenced by (i) as to the Lexington Property, that certain Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement (the “Lexington Mortgage”) made by Lexington Owner, with joinder by Lexington Operator, to and in favor of General Electric Credit Corporation, Agent for itself and one or more lenders (“Lender”) dated as of January 10, 2006, and recorded in Book 10751, Page 107 of the Recorder of Deeds of Lexington County, South Carolina and (ii) as to the Greenville Property, that certain Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement (the “Greenville Mortgage”) made by Greenville Owner, with joinder by Greenville Operator, to and in favor of Lender dated as of January 10, 2006, and recorded in Book 4498, Page 828 of the Recorder of Deeds of Greenville County, South Carolina and all other documents executed in connection therewith (that certain Promissory Note dated January 10, 2006, from Lexington Owner and Greenville Owner to and in favor of Lender in the original principal amount of $13,500,000 (the “Note”) and such other documents, including, but not limited to those documents identified on Schedule 3(b) attached hereto, as the same may have been amended and/or assigned, are hereinafter collectively referred to as the “Loan Documents,” and the loan evidenced thereby being hereinafter referred to as the “Loan”).  Seller represents to Purchaser, to survive Closing, that it has delivered to Purchaser full and complete copies of the Loan Documents. Purchaser acknowledges that it has received copies of the Loan Documents from Seller prior to the Effective Date.  If Purchaser does not terminate this Agreement prior to the expiration of the Study Period, Purchaser shall be deemed to have acknowledged that to its then actual knowledge, it is not aware of any requirement or condition that it will be unable to meet in order to qualify and be approved by Lender.   As of January 15, 2010, the principal amount of the indebtedness due under the Loan was approximately $12,964,000.  At the Closing, Purchaser shall receive a credit against the Purchase Price for (i) eighty percent (80%) of the amount of the indebtedness due and outstanding under the Loan (including all principal, interest, fees, costs and other outstanding amounts) as of the Closing Date (as defined in Section 9) (but not including any advances or future advances thereunder, if any). Further, at Closing, Purchaser shall pay to Seller in addition to the Purchase Price an amount equal to eighty percent (80%) of all existing cash loan reserves held by Lender (or its designee) under the Loan Documents. The parties acknowledge and agree that in the event that the Lender shall agree to advance any proceeds at, immediately prior to, or immediately after, Closing in excess of the outstanding indebtedness under the Note (as existing as of the date hereof), such proceeds shall immediately be distributed eighty percent (80%) to Purchaser and twenty percent (20%) to Seller.

(c)           Balance of Purchase Price.  Except as adjusted herein to account for the Deposit and subject to Sections 3 and 11, Purchaser at Closing shall tender the Purchase Price by wire transfer of immediately available funds.  At and upon Closing, the Deposit shall be credited against the Purchase Price and released by Escrow Agent in the manner directed by Seller in writing prior to the Closing; provided, however, if Seller fails to provide such written direction prior to Closing, Escrow Agent shall retain the Purchase Price on Seller’s behalf and shall hold such funds in escrow until directed by Seller in writing as to the distribution of such funds.  The funds due Seller at Closing shall be received in its account by 2:00 p.m. (Eastern Standard Time) on the Closing Date (as defined below).

(d)           Existing Loan.

(i)           At Closing, Purchaser agrees to acquire the Subject Interests subject to the Loan and the Loan Documents.  In this regard, the purchase and sale contemplated hereunder requires the approval of Lender.  In connection with such approval, Purchaser agrees to (a) notify Seller in writing within five (5) business days after the Effective Date of the name of the entities or persons to assume the obligations of Gazit Senior Care, Inc., a Florida corporation and ROICO Holdings, L.P., a Delaware limited partnership (collectively, the “Existing Principals”) arising from and after Closing under that certain Agreement of Principals dated January 10, 2006 to and in favor of Lender (the “Agreement of Principals”), with such assumption as between Seller and Purchaser (and expressly not Lender) to be subject to a Recourse Contribution Agreement (as defined herein) between Seller and Purchaser, (b) submit a transfer/assumption application (the “Application”) which appears complete on its face to Lender or its servicer, together with all applicable application fees (provided however, if that the transaction contemplated by this Agreement closes, all such fees and costs shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller), within two (2) business days after the Effective Date, and provide Seller with written notice of submission of such Application and evidence of submission of the Application and application fees simultaneously with delivery of the same to Lender or its servicer, (c) promptly furnish to Lender or its servicing agent and Seller such other information, financial or otherwise, as may be reasonably requested by Lender or its servicing agent or counsel following Purchaser’s initial submission of the Application, (d) proceed with diligence and use commercially reasonable efforts to obtain Lender’s approval of Purchaser’s acquisition of the Subject Interests at the earliest possible date, (e) keep Seller timely apprised of the status thereof, and (f) provide Seller with copies of all correspondence between Lender and Purchaser relating to the Application, provided, however, that Purchaser may redact any financial or proprietary information contained therein.

(ii)          Purchaser shall timely pay any and all fees and costs required by Lender in connection with the Application and purchase of the Subject Interests, including, without limitation, any application fees, any assumption fees, attorneys’ fees and costs of Lender’s counsel, and any fees or costs associated with Lender’s counsel, and any fees and costs associated with Lender’s title insurance coverage, if any; provided however, that if the transaction contemplated by this Agreement closes, all such fees and cost shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller. The Purchaser shall have the right, but not the obligation, to include, with the Application or as a part thereof, an additional application, request or such other documentation as Lender may require, for a commitment or proposal from Lender to advance at Closing, under terms and conditions that are acceptable to Purchaser and Seller, funds in excess of the outstanding amount under the Loan (the “Additional Loan Advance”), such Additional Loan Advance to be secured as a future advance under the Greenville Mortgage and Lexington Mortgage, or by second priority mortgages and security agreements upon the Greenville Facility and Lexington Facility. The Purchaser shall timely pay any and all fees and costs required by Lender in connection with the application or request for the Additional Loan Advance, including, without limitation, any application fees, and origination fees, break-up fees, attorneys’ fees and costs of Lender’s counsel, and any fees or costs associated with Lender’s counsel, and any fees and costs associated with Lender’s title insurance coverage, if any; provided however, that if the transaction contemplated by this Agreement closes, all such fees and cost shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller.

(iii)         If (a) Lender does not approve of Purchaser’s purchase of the Subject Interests on or before thirty (30) days after the Effective Date (the “Lender Approval Period”), as the same may be extended, (b) the terms and conditions under which Lender will approve Purchaser’s acquisition are materially and adversely different from a term sheet that is anticipated to be provided by Lender, negotiated with Lender and as between Purchaser and Seller, acceptable to Purchaser and Seller (such acceptance to be evidenced in writing, including via email) during the Study Period (as such Term Sheet may be thereafter amended with the written consent (including consent via email) of Purchaser and Seller, the “Term Sheet”) and Purchaser is unwilling to accept such different terms, or (c) Lender does not approve the party proposed by Purchaser with respect to the Agreement of Principals under Section 3 (d)(i),  such matter(s)  shall be deemed a failure of condition under Section 9(d)(i) and Section 9(d) (ii).  Notwithstanding anything to the contrary contained herein, if Lender does not approve of Purchaser’s purchase of the Subject Interests as set forth herein on or before the scheduled expiration of the Lender Approval Period, either Purchaser or Seller may extend the Lender Approval Period by up to an additional thirty (30) days. Purchaser acknowledges and agrees that (w) if Purchaser requests an additional advance from Lender and Lender grants such request, it is probable that the per annum interest rate or so-called “spread” determining same under the provisions of the Loan shall increase, (x) the Lender’s agreement that neither Gazit nor any other Affiliates of Seller shall be obligated to be “Principals” under the Agreement of Principals with respect to matters arising from and after Closing is acceptable to Purchaser and is not a material and adverse modification of the provisions of the Term Sheet, and (z) notwithstanding anything to the contrary, the Lender agreeing to advance funds in addition to the outstanding amount due under the Note as of the date hereof is not a condition to the obligation of Purchaser to close this transaction.

(e)           No Assumption of Pre-Closing Liabilities. Purchaser shall not, and shall not be deemed to, assume any liabilities which arose from any act or omission that occurred prior to Closing.

(f)           Recourse Contribution Agreement.  As Closing, Seller and the entities or persons designed by Purchaser and approved by Lender to assume the obligations subsequent to Closing under the Agreement of Principals shall enter into a so-called Recourse Contribution Agreement (the “Recourse Contribution Agreement”), which shall provide that any obligations or liabilities under the Agreement of Principals which arose from any act or omission that occurred prior to the Closing shall be borne one hundred percent (100%) by Seller, and which arise from any act or omission that occurred from and after Closing shall be borne eighty percent (80%) by Purchaser and twenty percent (20%) by Seller. Notwithstanding anything to the contrary, in each instance as used herein, in the Recourse Contribution Agreement or any other document or instrument executed in connection with this transaction, the phrase “omission that occurred” shall not, and shall not be deemed or construed to, include within its purview, or pertain or apply to any state of facts with respect to, or condition of, the Real Property that existed as of Closing (“State of Facts”), except if and to the extent that Seller shall represent and warrant otherwise in Section 7(a) of this Agreement; provided however that the phrase “State of Facts” excludes those which give rise to third party claims for negligence or intentional acts.

4.           Title.

(a)           Condition of Title.  At Closing, each Fee Owner shall own good and indefeasible fee simple title to its respective parcel of Real Property, free and clear of all liens and encumbrances except as provided herein, subject only to the Permitted Exceptions.  The “Permitted Exceptions” shall consist only of the following:

(i)           Non delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

(ii)          The Master Leases and all the Leases in effect as of the date hereof or any new Leases entered into in accordance with Section 6(b), and the rights of the tenants thereunder.

(iii)         The Mortgage and other Loan Documents.

(iv)        All exceptions (including printed exceptions) to title contained or disclosed in the existing title policy covering the Real Property listed on Schedule 4(a)(iv) (the “Title Policy”) or the Title Commitment (as defined in Section 4(b)) other than applicable Title Objections (as defined in Section 4(b)) identified and not thereafter waived by Purchaser.

(v)          Laws, ordinances, governmental regulations, and all building, zoning, land use and any subdivision ordinances and regulations affecting the occupancy, use or enjoyment of the Property.

(vi)         All matters, rights and interests identified on the Existing Survey (as defined in Section 4(b) below).

(vii)       Any matters created in accordance with Section 6(a) below.

(viii)       Any matters caused primarily by or resulting primarily from the acts of the Purchaser or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees.

(b)           Examination of Title.

(i)           Title Commitment and Survey.  Purchaser acknowledges that it received from Seller a copy of the Title Policy, that is, Lawyers Title Insurance Policy No. A86-0038132 issued to the Fee Owners in the amount of $13,500,000 and having an effective date of January 10, 2006. Within ten (10) days after the Effective Date, Purchaser, shall obtain, a standard ALTA commitment for owner’s title insurance for the Real Property from Lawyers Title Insurance Company (the “Title Company”), together, to the extent available, with copies of the exceptions referenced therein (the “Title Commitment”).  Purchaser acknowledges it has received from Seller the most recent survey of the Real Property prepared by a licensed surveyor (collectively, the “Existing Survey”).  Seller makes no warranties or representations as to the accuracy or completeness of the Existing Survey or the qualifications of the surveyor who prepared the same, and Purchaser shall have no right to rely upon any information contained in the Existing Survey.  Purchaser may obtain an updated survey of the Real Property (“New Survey”), which New Survey shall be certified to Purchaser, Seller, Fee Owners, Operators, Portfolio, Tenant Portfolio, Title Company and such other parties as Purchaser may elect.  Promptly upon receipt of the New Survey, Purchaser shall provide Seller and Title Company with a sealed original of the same.

(ii)          Title Objections.  Purchaser shall have until 5:00 p.m. (Eastern Standard Time) on the business day which is fifteen (15) days following the Effective Date to notify Seller of any objections (the “Title Objections”) with respect to the Title Commitment and the New Survey based on its review thereof.  Notwithstanding the foregoing, Purchaser shall have no right to object to any of the matters contained or disclosed in the Title Policy or the Existing Survey and the same shall remain, at all times, Permitted Exceptions and shall be deemed approved by Purchaser.  If Purchaser does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Commitment and the Existing Survey, and any matter disclosed therein.  If Purchaser does give such notice, Seller shall have three (3) days after receipt thereof to notify Purchaser in writing that Seller (a) will cause or (b) elects not to cause any or all of the Title Objections disclosed therein to be removed or insured over by the Title Company.  Seller’s failure to notify Purchaser within such three (3) day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection.  If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Purchaser shall have until the latter of the end of the Study Period or five (5) business days after receipt of such notice or deemed notice to (i) terminate this Agreement or (ii) waive such Title Objections and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Title Objections.  If Purchaser does not give such notice within said period, Purchaser shall be deemed to have elected to waive such Title Objections.

(c)           Existing Liens.  Notwithstanding the foregoing, no deeds of trust, mortgages or other monetary liens, including mechanic’s liens, materialmen’s liens, judgment liens and tax liens of any type, encumbering all or part of the Real Property (“Seller Liens”) (except the liens created by any of the Loan Documents), shall be deemed to be Permitted Exceptions.  At or before the Closing Date, Seller shall pay, insure over, bond over or satisfy all Seller Liens. Seller may independently seek reimbursement for those amounts, and Purchaser will cooperate with Seller in those efforts.  Purchaser will promptly remit to Seller any proceeds or funds received by Purchaser in connection with any Seller Liens paid or satisfied by Seller.  The last three sentences of this Section 4(c), including this sentence, shall survive Closing.

(d)           Affidavits and Evidence of Authority.  At Closing, (i) Seller shall execute a title affidavit in the form of Exhibit B, and (ii) Seller shall execute such instruments as are customarily and reasonably required by the Title Company for compliance with tax reporting or disclosure requirements and which are acceptable to Seller in its reasonable discretion, and (iii) furnish such customary written evidence of Seller’s organizational status and authority to consummate this transaction as the Title Company may require.

5.           Study of the Property.

(a)           Physical Inspection of the Real Property.

(i)           Notice and Access. Provided that Purchaser has given Seller at least one (1) business day advance notice in writing (including notification via email), Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

(ii)          Scope of Inspections. Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purposes of: (A) reviewing contracts, books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (B) reviewing and copying records relating to operating expenses and other instruments and correspondence relating to the Property; and (C) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof.  PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT IN EACH INSTANCE AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING; provided however that Purchaser is hereby expressly permitted to conduct a Phase 1 environmental inspection and further consent is not required).

(iii)         Insurance.  Purchaser agrees that it will cause it and any person accessing the Property hereunder to be covered by not less than $1,000,000 commercial general liability insurance (with, in the case of Purchaser’s coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of such person while exercising such right of access and at Seller’s written request (including notification via email) naming Seller as an additional insured, issued by a licensed insurance company qualified to do business in the State in which the Property is located.

(iv)         No Interference.  Purchaser agrees that, in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable interference with any person occupying or providing service at the Property.  Purchaser agrees that it or its agents will not communicate or correspond with any tenants at the Property or any vendors providing service to the Property without the prior, written consent of Seller, such consent not to be unreasonably withheld or delayed.

(v)          Indemnification.  Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates, members, partners, subsidiaries, shareholders, officers, directors, employees and agents from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising from the exercise by Purchaser or its employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing, but only with respect to the extent that such damage or loss is caused by any of the same as compared to other parties that may have also caused any such damage or loss.  The indemnity in this Section shall survive the Closing or any termination of this Agreement.

(vi)         Seller’s Right to be Present.  Purchaser agrees to give Seller prior written notice (including notification via email) at least one (1) business day in advance of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves.  Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test.  Provided that Seller is not in breach of this Agreement, Purchaser agrees to provide Seller with a copy of any written inspection or test report or summary prepared by any third party at or prior to Closing.

(vii)        Compliance with Laws.  Purchaser agrees that any inspection, test or other study or analysis of the Real Property pursuant to this Section 5 shall be performed in accordance with all applicable laws, ordinances, codes and other governmental requirements.

(viii)       Repair and/or Restoration of the Property.  Purchaser agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of the condition of the Property.  The obligations set forth in this Section shall survive the Closing or any termination of this Agreement.

(b)           Study Period.  Purchaser shall have until 5:00 p.m. (Eastern Standard Time) on March 12, 2010 (such period of time, the “Study Period”), to notify Seller that, for any reason or no reason, it disapproves of any matter or item affecting the Property and terminates this Agreement.  If Purchaser fails to give such notice of disapproval and termination with respect to any matter relating to the Property prior to the expiration of the Study Period, such failure shall be conclusively deemed to be full and complete approval of such matters and a satisfaction of this condition and moreover, the Deposit shall become non-refundable other than as expressly provided herein.

(c)           Effect of Termination. If Purchaser terminates this Agreement in accordance with Section 5(b), then subject to Section 5(a), all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement) and the Deposit shall be returned to Purchaser within three (3) business days.

(d)           Study Materials.  Purchaser acknowledges that it has received, or that Seller has made available to Purchaser the following:

(i)           Copies of the Leases and Service Contracts;

(ii)          Copies of all plans and specifications for the Improvements;

(iii)         Copies of the most recent environmental report prepared by third parties;

(iv)         Copies of the operating statements for year-to-date (to the extent same are available) reflecting the operation of the Property.

Except for any representations and warranties set forth herein, Seller makes no additional representations or warranties as to the accuracy, completeness, or reliability of any information contained in any third-party reports or materials delivered or made available to Purchaser under this Agreement.  If requested by Seller, Purchaser shall provide written verification of its receipt of those items listed in this Section.

(e)           Delivery of Study Materials.  If the Study Period is extended for any reason, including by amendment to this Agreement, or if Seller otherwise requests, Purchaser, within three (3) days after such extension or request, shall provide Seller with copies of all third party reports and work product generated with respect to the Property.  If this Agreement is terminated for any reason, Purchaser shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller.  Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party.

6.           Covenants by Seller.   Except as otherwise provided in Section 6 (i), after the Effective Date and until the Closing Date or termination of this Agreement under the terms hereof, the following shall apply:

(a)           Transfers; Easements. Except as disclosed on Schedule 6(a) hereto or otherwise provided in this Agreement, Seller will not permit or take any action to cause the Fee Owners or Operators to transfer or encumber any of the Property or any interest in the Property, or take any action to create or permit to be created on the Real Property any easements, covenants, restrictions, conditions or other matters of title affecting the Real Property, without Purchaser’s prior written consent.

(b)           Service Contracts and Leases.

(i)           Modification of Existing Service Contracts and Leases.  Prior to the expiration of the Study Period, Seller may cause the Operators to cancel, amend and modify any of the Leases and any of the Service Contracts, provided notice is given to Purchaser within three (3) business days after the cancellation, amendment or modification of any commercial Leases or material service contract and in any event at least two (2) business days prior to the expiration of the Study Period.  After the expiration of the Study Period, Seller may not cause the Operators to cancel, amend, or modify any material Service Contracts or commercial (as distinct from residential) Leases, in a manner binding upon Purchaser after the Closing, unless Seller gives Purchaser notice in writing (including notification via email) within three (3) business days after such action and provided such action is (1) approved by Purchaser in its reasonable discretion within three (3) business days of written request from Seller, provided that if Purchaser does not timely respond, Purchaser shall be deemed to have approved such action, or (2) required by any of the commercial Leases or any of the material Service Contracts.

(ii)          New Service Contracts and Leases.  Prior to the expiration of the Study Period, Seller may cause the Operators to enter into, extend or renew (i) any residential lease with an unrelated third party on terms and conditions generally consistent with those of the existing tenants provided that the term of such lease (including any options to renew) shall not exceed one (1) year and the rent payable thereunder shall be at or above the then current market, which shall include the granting of market incentives or concessions, including, without limitation, so-called “free rent” and waiver of some of all or some of the community fee (an “Acceptable Lease”) (ii) material service contract affecting the Property, or any part thereof, provided with respect to any new commercial leases or service contract notice is given to Purchaser within three (3) business days after such action and in any event at least two (2) business days prior to the expiration of the Study Period.  After the expiration of the Study Period, Seller may not cause the Operators to enter into, extend or renew any residential lease other than an Acceptable Lease, any new commercial lease or service contract, in each instance without Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the preceding sentence, after the expiration of the Study Period, Seller may cause the Operators to enter into any new service contracts without Purchaser’s consent if doing so is in the ordinary course of operating the Property and the service contract (1) will not be binding on Purchaser or (2) is cancelable on thirty (30) days or less notice without penalty or premium.  If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have three (3) business days from its receipt of such request to give Seller notice of its approval or disapproval of such matter.  If Purchaser does not give such notice, such matter shall be deemed approved by Purchaser. (For the purpose of Sections 6 (b) (i) and (ii) “material” service contracts shall mean any contact or agreement related to any services provided to any of the Facilities providing for payments in excess of $50,000 per year or with a term (including any options to renew) in excess of one (1) year. Notwithstanding the foregoing, all service contracts with Affiliates of Seller are material service contracts.)

(c)           Notices.  Seller shall provide Purchaser with copies of any material written notices received by or on behalf of Seller or the Companies, including material written notices from any tenant under the Leases or from the Managers (as hereinafter defined) and from any governmental authority with respect to the Property, including, without limitation, any material written notice of violation of Legal Requirements (as defined in Section 25(a)), within the earlier to occur of five (5) business days after receipt or two (2) business days prior to Closing.  For the purpose of this Section only, “material written notices” shall mean any written notices that relate to any issue where the estimated damages to the Companies and the Property would be reasonably estimated by Seller to exceed in the aggregate $10,000.

(d)           Property.  Seller shall cause the Operators to maintain the Property in its current, “as-is” condition, reasonable wear and tear, casualty and condemnation excepted.  Seller shall cause Operators to continue to operate the Property in the ordinary course of business consistent with its past practices and market standards.  Seller shall cause Operators to not remove any of the Personal Property from the Real Property, except as may be required for repair and replacement in the ordinary course of operating the Facilities (provided such Personal Property so removed is simultaneously replaced with Personal Property of at least equal quality and utility).

(e)           Insurance Coverage.  Seller shall cause all Insurance Coverage (as defined in Section 11(f) below) to remain in effect until the Closing Date.

(f)           Zoning.  Seller shall not request or consent to any zoning changes.

(g)           Loan Documents. Seller shall, consistent with past practices, cause the Fee Owners and Operators to keep and perform all of the covenants and obligations to be performed, and make all payments of principal and interest due and payable, under the Loan Documents.  Seller shall promptly communicate with and provide notices to such appropriate lenders, servicers and third parties and shall use commercially reasonable efforts, pursuant to the Loan Documents or otherwise, to obtain consents for the transactions contemplated herein not to trigger a default, or except as set forth in Section 3(d) and Section 11(m) hereof, cause the imposition of a fee under any of the Loan Documents.

(h)           Trade Payables.  Seller shall cause the Operators to pay all trade obligations arising in the ordinary operations of the Property (“Trade Payables”) in the ordinary course of business in accordance with past practices.

(i)           Non-Competition.  From the Closing through the second anniversary of the Closing, neither Seller nor any of its privately held (that is, not publicly traded) Affiliates shall directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any competitive business or enterprise located within a five (5) mile radius of the Real Property unless such competitive business or enterprise was part of a portfolio of at least 10 properties acquired by Seller in a single transaction at a single closing.  For purposes of this Section 6(i), the term “competitive business or enterprise” shall mean a community residential care facility.  This Section 6(i) shall survive Closing.

7.           Seller’s Representations and Warranties.

(a)           Representations and Warranties by Seller.  The matters set forth in this Section constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct.  If, prior to Closing, Seller has actual knowledge that any of the representations and warranties contained in this Section cease to be true, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based), but such knowledge shall not cause the condition in Section 9(b)(i) to be satisfied or such representation to be deemed to be modified thereby, unless Purchaser shall close this transaction.  As used in this Section, the phrase “to the extent of Seller’s actual knowledge” or similar phrase shall mean the actual knowledge of Aharon Soffer, Avi Bittan or Joshua Friedman, following reasonable inquiry, including consultation with the administrator of each Facility. Notwithstanding the foregoing, Aharon Soffer shall have no duty or obligation to make reasonable inquiry.  There shall be no personal liability on the part of such persons.  To the extent Purchaser has or acquires actual knowledge prior to the expiration of the Study Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s actual knowledge.

(i)           Organization.

(1) Portfolio Organization.  Portfolio was formed on March 26, 2010, by filing a Certificate of Formation (the “Portfolio Certificate of Formation”) with the Delaware Secretary of State and is a Delaware limited liability company, duly organized and validly existing and in good standing under applicable Delaware law.  The Portfolio Certification of Formation is and remains in full force and effect and has not been amended, and a true and correct copy of the Portfolio Certification of Formation has been delivered to Purchaser. Portfolio is governed by that certain Limited Liability Company Agreement dated as of April 30, 2010, and executed by Seller, as its sole member (the “Existing Portfolio Limited Liability Company Agreement”).  The Existing Portfolio Limited Liability Company Agreement is and remains in full force and effect and has not been amended, and a true and correct copy of the Existing Portfolio Limited Liability Company Agreement has been delivered to Purchaser. Immediately subsequent to the Closing, the parties shall cause the members of Portfolio to enter into an Amended and Restated Limited Liability Company Agreement substantially in the form attached hereto as Exhibit C and incorporated by reference herein. Seller is, and at all times since formation of Portfolio has been, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Portfolio (the “Portfolio Owner Membership Interest”).  There have been no options, subscriptions, rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller or Portfolio to any third party with respect to any limited liability company membership interests in Portfolio. The Portfolio Owner Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(2) Lexington Owner Organization.  Lexington Owner was formed on August 16, 2004, by filing Articles of Organization (the “Lexington Owner Articles of Organization”) with the Florida Secretary of State and is a Florida limited liability company, duly organized and validly existing and in good standing under applicable Florida law.  The Lexington Owner Articles of Organization is and remains in full force and effect and has not been amended, and a true and correct copy of the Lexington Owner Articles of Organization has been delivered to Purchaser. Lexington Owner is also qualified to conduct business and its status is active in the State of South Carolina.  Immediately subsequent to the Closing, the parties shall cause Portfolio, as sole member of the Lexington Owner, to enter into an Operating Agreement substantially in the form attached hereto as Exhibit D and incorporated by reference herein.  Prior to the assignment to Portfolio, Seller was, and was at all times since formation of Lexington Owner, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Lexington Owner (the “Lexington Owner Membership Interest”).  Portfolio is, and at all times since the assignment from Seller of Lexington Owner has been, the sole member and sole owner of the Lexington Owner Membership Interest.  There have been no options, subscriptions, rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller, Portfolio or Lexington Owner to any third party with respect to any limited liability company membership interests in Lexington Owner. The Lexington Owner Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(3) Greenville Owner Organization. Greenville Owner was formed on August 16, 2004, by filing Articles of Organization (the “Greenville Owner Articles of Organization”) with the Florida Secretary of State and is a Florida limited liability company, duly organized and validly existing and in good standing under applicable Florida law.  The Greenville Owner Articles of Organization is and remains in full force and effect and has not been amended, and a true and correct copy of the Greenville Owner Articles of Organization has been delivered to Purchaser. Greenville Owner is also qualified to conduct business and its status is active in the State of South Carolina.  Immediately subsequent to the Closing, the parties shall cause Portfolio, as the sole member of Greenville Owner, to enter into an Operating Agreement substantially in the form attached hereto as Exhibit E and incorporated by reference herein.  Prior to the assignment to Portfolio, Seller was, and was at all times since formation of Greenville Owner, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Greenville Owner (the “Greenville Owner Membership Interest”). Portfolio is, and at all times since the assignment from Seller of Greenville Owner has been, the sole member and sole owner of the Lexington Owner Membership Interest.  There have been no options, subscriptions, or rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller, Portfolio or Greenville Owner to any third party with respect to any limited liability company membership interests in Greenville Owner. The Greenville Owner Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(4) Tenant Portfolio Organization.  Tenant Portfolio was formed on March 26, 2010, by filing a Certificate of Formation (the “Tenant Portfolio Certificate of Formation”) with the Delaware Secretary of State and is a Delaware limited liability company, duly organized and validly existing and in good standing under applicable Delaware law.  The Tenant Portfolio Certification of Formation is and remains in full force and effect and has not been amended, and a true and correct copy of the Tenant Portfolio Certification of Formation has been delivered to Purchaser. Tenant Portfolio is governed by that certain Limited Liability Company Agreement dated as of April 30, 2010, and executed by Seller, as its sole member (the “Existing Tenant Portfolio Limited Liability Company Agreement”).  The Existing Tenant Portfolio Limited Liability Company Agreement is and remains in full force and effect and has not been amended, and a true and correct copy of the Existing Tenant Portfolio Limited Liability Company Agreement has been delivered to Purchaser. Immediately subsequent to the Closing, the parties shall cause the members of Tenant Portfolio to enter into an Amended and Restated Limited Liability Company Agreement substantially in the form attached hereto as Exhibit F and incorporated by reference herein. Seller is, and at all times since formation of Tenant Portfolio has been, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Tenant Portfolio (the “Tenant Portfolio Membership Interest”).  There have been no options, subscriptions, or rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller or Tenant Portfolio to any third party with respect to any limited liability company membership interests in Tenant Portfolio. The Tenant Portfolio Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(5) Lexington Operator Organization. Lexington Operator was formed on June 11, 2004, by filing Articles of Organization (the “Lexington Operator Articles of Organization”) with the Florida Secretary of State and is a Florida limited liability company, duly organized and validly existing and in good standing under applicable Florida law.  The Lexington Operator Articles of Organization is and remains in full force and effect and has not been amended, and a true and correct copy of the Lexington Operator Articles of Organization has been delivered to Purchaser. Lexington Operator is also qualified to conduct business and its status is active in the State of South Carolina.  Immediately subsequent to the Closing, the parties shall cause Tenant Portfolio, as sole member of Lexington Operator, to enter into an Operating Agreement substantially in the form attached hereto as Exhibit G and incorporated by reference herein. Prior to the assignment to Tenant Portfolio, Seller was, and was at all times since formation of Lexington Operator, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Lexington Operator (the “Lexington Operator Membership Interest”).  Tenant Portfolio is, and at all times since the assignment from Seller of Lexington Operator has been, the sole member and sole owner of the Lexington Operator Membership Interest.  There have been no options, subscriptions, rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller, Tenant Portfolio or Lexington Operator to any third party with respect to any limited liability company membership interests in Lexington Operator. The Lexington Operator Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(6) Greenville Operator Organization. Greenville Operator was formed on June 11, 2004, by filing Articles of Organization (the “Greenville Operator Articles of Organization“) with the Florida Secretary of State and is a Florida limited liability company, duly organized and validly existing and in good standing under applicable Florida law.  The Greenville Operator Articles of Organization is and remains in full force and effect and has not been amended, and a true and correct copy of the Greenville Operator Articles of Organization has been delivered to Purchaser. Greenville Operator is also qualified to conduct business and its status is active in the State of South Carolina.  Immediately subsequent to the Closing, the parties shall cause Tenant, as sole member of Greenville Operator, to enter into an Operating Agreement substantially in the form attached hereto as Exhibit H and incorporated by reference herein. Prior to the assignment to Tenant Portfolio, Seller was, and was at all times since formation of Grenville Operator, the sole member and sole owner of one hundred percent (100%) of the limited liability company membership interests in Greenville Operator (the “Greenville Operator Membership Interest”).  Tenant Portfolio is, and at all times since the assignment from Seller of Greenville Operator has been, the sole member and sole owner of the Lexington Operator Membership Interest.  There have been no options, subscriptions, rights of first refusal or promises or agreements regarding any of the foregoing issued by Seller, Tenant Portfolio or Greenville Operator to any third party with respect to any limited liability company membership interests in Greenville Operator. The Greenville Operator Membership Interest is free and clear of liens, claims, charges, options, rights of first refusal, pledges or encumbrances of any nature, except as set forth in the Loan Documents.

(ii)          Power and Authority.  Seller and the Companies have the full legal power, right and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them. Subject to the required consent of Lender and the South Carolina Department of Health and Environmental Control, Seller has the full legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

(iii)         Noncontravention.  Except for the required consent of Lender and the South Carolina Department of Health and Environmental Control, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate in any material respect any law, decree or other restriction of any governmental authority to which the Facilities, the Real Property, Seller, Portfolio, Tenant Portfolio or any of the other Companies is subject or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Facilities, the Real Property, Seller, Portfolio, Tenant Portfolio or any of the other Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any encumbrance upon any of its assets).  Except for the required consent of the South Carolina Department of Health and Environmental Control, neither Seller, Portfolio, Tenant Portfolio nor any of the other Companies is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order for the parties to consummate the transactions contemplated by this Agreement.

(iv)         Litigation.  There is no litigation, claim or proceeding pending against Seller, the Facilities or the Real Property which would materially affect the ability of the Seller to consummate the transactions contemplated by this Agreement. There is no litigation, claim or proceeding pending, or to Seller’s knowledge threatened, against the Facilities, the Real Property, Portfolio, Tenant Portfolio or any of the Companies which would materially affect their respective properties, assets or businesses.  To the extent of Seller’s knowledge, no state of facts exists which could reasonably be expected to give rise to any such litigation, claim, or proceeding.

(v)         Leases.  Except for Leases modified or entered into pursuant to Section 6(b), the Leases set forth on Schedule 7(a)(v) attached hereto comprise all of the leases and subleases affecting the Property as of the date and on and after the Closing (without implication or condition that any such Leases shall be in effect at Closing)..

(vi)         Service Contracts.  Except for Service Contracts modified or entered into pursuant to Section 6(b), the Service Contracts set forth on Schedule 7(a)(vi) attached hereto comprise all of the material service contracts affecting the Property or by which Lexington Operator or Greenville Operator is bound as of the date hereof and on and after the Closing (without implication or condition that any such Service Contract shall be in effect at Closing)..

(vii)        No notice of non-compliance with Loan Documents.  None of the Companies has received any uncured written notice that any of them are not in material compliance with all applicable representations, warranties and covenants set forth in the Loan Documents.

(viii)      Employees and Benefits. Portfolio, Tenant Portfolio, Lexington Owner and Greenville Owner have never had any employees. Seller has no employees on-site at the Property providing on-site services to the Property.  The Operating Companies have had employees providing on-site services to the Property.  Each of the Companies does not now, nor has it ever had, any employee or participated in or had liability for contribution to any (1) employee benefit plan (within the meaning of Section 3(3) of ERISA), (2) plan within the meaning of Section 4975(e)(1) of the Internal Revenue Code), or (3) any other retirement plan, bonus plan, profit sharing plan or pension plan, except as set forth in attached Schedule 7(a)(viii). There are no pending, or to the knowledge of Seller, threatened claims by or on behalf of any employee benefit plan (within the meaning of Section 3(3) of ERISA), by any employee, beneficiary or alternate payee against any such employee benefit plan, or otherwise involving any such employee benefit plan (other than routine claims for benefits) against any Company.

(ix)         Tax Status.  Each of the Companies is, and at all times has been treated for federal, state and local income tax purposes as a single member disregarded entity and has not filed any election to be treated as an association taxable as a corporation or a Subchapter S corporation.  Other than monthly sales tax returns, if applicable, none of the Companies have filed any tax returns with any federal, state or local taxing authority.

(x)          Environmental Reports.  Except as may be disclosed in the reports, studies or analyses set forth in the attached Schedule 7(a)(x), or included in any environmental assessments or reports obtained at the direction of Purchaser in connection with this Agreement, Seller has no knowledge of any materially adverse environmental conditions affecting the Property.

(xi)         Assets and Liabilities of Portfolio. Other than the Lexington Owner Membership Interest and the Greenville Owner Membership Interest, Portfolio does not own any assets.  Other than those obligations, if any, existing under the Loan Documents or the Portfolio Operating Agreement, Portfolio does not have any liabilities or obligations.

(xii)        Assets and Liabilities of Tenant Portfolio. Other than the Lexington Operator Membership Interest and the Greenville Operator Membership Interest Tenant, Tenant Portfolio does not own any assets.  Other than those obligations, if any, existing under the Loan Documents or the Tenant Portfolio Operating Agreement, Tenant Portfolio does not have any liabilities or obligations.

(xiii)       Financial Statement of Lexington Owner; No Liabilities Except as Stated. The financial statements of Lexington Owner attached hereto as Schedule 7(a)(xiii) are true, complete and correct in all material respects, were prepared in the ordinary course of Seller’s business and are relied upon by Seller in its operation of the Property, and there are no liabilities of any kind whatsoever other than as disclosed in such financial statements, except in each instance, any loans to and from Affiliates are omitted and as of Closing shall all be repaid in full. Lexington Owner held (or is expressly authorized prior to Closing to convey to an Affiliate of Seller) title to the approximately one and one-half (1.5) acre parcel of land adjacent to the Lexington Real Property described as a so-called less-out parcel in the description of the Lexington Land in Exhibit A-1hereof, and further defined in this Agreement and such Exhibit A-1 as the “Excluded 1.5 Acre Parcel.  The Purchaser acknowledges and agrees that the Excluded 1.5 Acre Parcel is neither a part of the Lexington Real Property nor an asset of Portfolio, Tenant Portfolio, Lexington Owner or Lexington Tenant. Purchaser agrees, to survive Closing, that it shall cooperate with Seller, with respect to performing or causing to be performed any acts or deeds, at the sole cost, expense and risk of Seller, to cause or permit the Excluded 1.5 Acre Parcel to be sold, developed, used and occupied as a separate and distant parcel of real property.

(xiv)       Financial Statement of Greenville Owner; No Liabilities Except as Stated.  The financial statements of Greenville Owner attached hereto as Schedule 7(a)(xiv) are true, complete and correct in all material respects, were prepared in the ordinary course of Seller’s business and are relied upon by Seller in its operation of the Property, and there are no liabilities of any kind whatsoever other than as disclosed in such financial statements, except in each instance, any loans to and from Affiliates are omitted and as of Closing shall all be repaid in full.

(xv)        Financial Statement of Lexington Operator; No Liabilities Except as Stated.  The financial statements of Lexington Operator attached hereto as Schedule 7(a)(xv) are true, complete and correct in all material respects, were prepared in the ordinary course of Seller’s business and are relied upon by Seller in its operation of the Property, and there are no liabilities of any kind whatsoever other than as disclosed in such financial statements, except in each instance, any loans to and from Affiliates are omitted and as of Closing shall all be repaid in full.

(xvi)       Financial Statement of Greenville Operator; No Liabilities Except as Stated.  The financial statements of Greenville Operator attached hereto as Schedule 7(a)(xvi) are true, complete and correct in all material respects, were prepared in the ordinary course of Seller’s business and are relied upon by Seller in its operation of the Property, and there are no liabilities of any kind whatsoever other than as disclosed in such financial statements, except in each instance, any loans to and from Affiliates are omitted and as of Closing shall all be repaid in full.

(xvii)      Absence of Certain Notices.  Except as set forth on Schedule 7(a)(xvii) attached hereto, none of Seller or the Companies has received notice of any uncured violation of any federal, state or local law relating to the condition, use or operation of the Property.

(xviii)     No Notice of Condemnation. None of Seller or the Companies has received notice of any condemnation proceedings relating to the Property.

(xix)       No Notice from Insurance Company.  None of Seller or the Companies has received any notice from any insurance company which has issued a policy with respect to the Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Property or suggesting or requesting the performance of any repairs, alterations or other work to the Property.

(xx)         Insurance.  Commercial General Liability Insurance in the minimum amount of $1,000,000.00 per occurrence and Worker’s Compensation Insurance in the minimum amounts required by law, each covering Fee Owner and each Operator have been (and will be) in full force and effect without interruption from the date the Fee Owners acquired the  Property through and including Closing, and attached as Schedule 7(a)(xx) are a true and correct list of the carriers and policy numbers of such liability policies and Worker’s Compensation Insurance policies. To the knowledge of Seller, (a) prior to November 1, 2007 the liability insurance policy was on a so-called “claims-made basis”, (b) from November 1, 2007 through February 28, 2010 the liability policy was on a so-called “occurrence basis” and (c) effective as of March 1, 2010, the liability insurance policy is again on a so-called “claims-made basis”.

(xxi)       Seller Compliance.  Seller’s funds are derived from legitimate business activities.  Seller is not a person with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargoes, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller being (i) subject to United States government embargoes or sanctions, (ii) in violation of terrorism or money laundering laws, or (iii) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

(xxii)      CRC Licenses.  Attached hereto as Schedule 7(a)(xxii) is a list containing the community residential care facility license issued to the Lexington Operator to operate the Lexington Facility, and issued to the Greenville Operator to operate the Greenville  Facility (collectively, the “CRC Licenses”). The CRC Licenses are valid and no material violations exist with respect to such CRC Licenses.  No other licenses are required by South Carolina Department of Health and Environmental Control to operate a community residential care facility. No applications, complaints or proceedings are pending or, to the knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any CRC License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Real Property, Facilities or their operation as a community residential care facility.

(xxiii)     Other Licenses, Permits or Approvals. None of Seller or the Companies has received notice of any uncured violation under any license, permit or approval affecting the Real Property or Facilities. None of Seller or the Companies has received an uncured notice from any applicable governmental authority that it does not possesses or hold any license, permit or approval with respect to the Real Property or Facilities from any such governmental authority that is required to own, operate or manage its business as currently being owned, operated or managed.

(xxiv)     Medicare; Medicaid.  Neither Operator is receiving payment under Titles XVIII and XIX of the Social Security Act and is neither is certified for participation in those governmental payor programs (“Governmental Payor Programs”), including but not limited to the Medicare and Medicaid programs, and is not a party to valid participation agreements for payment by the Governmental Payor Programs.

(xxv)      Insolvency.  Neither Seller, the Companies nor any of their Affiliates have (i) commenced a voluntary case or had entered against them a petition for relief under any applicable law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or nonjudicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

(xxvi)     Affordable Housing Units.  No bedroom or unit in the Real Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents.  Neither the Real Property nor the Facilities is required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or applicable law.

(xxvii)    Rent Roll.  The rent roll attached hereto as Schedule 7(a)(xxvii) (the “Rent Roll”) is true and complete as of the date thereof, subject to a variation in gross revenue of plus or minus $25,000 per Facility per month.  Except as stated therein, neither the Operating Companies nor Seller have received any notices claiming that any such entity is in default under any of its material obligations under any Lease.

(xxviii)   Absence of Knowledge of Certain Violations.  Except as set forth on Schedule 7(a)(xvii) attached hereto, none of Seller or the Companies has knowledge of any uncured violation of any federal, state or local law relating to the condition, use or operation of the Property.

(b)           Updated Representations and Warranties.  The representations and warranties made by Seller pursuant to Section 7 are true and correct as of the date hereof and shall be true and correct on and as of the Closing Date, as if remade on such date, unless any such representation and warranty is expressly:  (i) specifically stated to be as of “the date hereof”; (ii) specifically made as to another date; or (iii) subject to another provision of this Agreement which provides for or contemplates a change in any of the applicable facts, circumstances or conditions disclosed in the applicable representation and warranty.  Notwithstanding the foregoing, Purchaser shall have no right to terminate this Agreement, there shall be no breach of the representations and warranties of Seller set forth in Section 7 or reduction in the Purchase Price, and Seller shall have no liability to Purchaser if any representation and warranty made by Seller on the date hereof, which is required to be remade on the Closing Date, shall not be true and correct on, or as of, the Closing Date if such inaccuracy is due to the exercise by Seller of any right permitted under this Agreement (including the execution, modification or termination of any Lease or Service Contract after the date hereof pursuant to Section 6(b)), or is due to Purchaser’s actions; provided, however, the actions of Seller shall not be imputed to Purchaser unless such actions were consented to by Purchaser in writing.

(c)           Survival.  The representations and warranties set forth in Section 7(a) shall survive the Closing for a period of twelve (12) months.

8.           Purchaser’s Representations, Warranties, Covenants and Other Obligations.  Purchaser represents, warrants and covenants to Seller that, as of the Effective Date and the Closing Date:

(a)           Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement.  This Agreement has been duly authorized by all necessary action on the part of Purchaser and is the valid and legally binding obligation of Purchaser.  Purchaser’s execution, delivery and performance of this Agreement does not and will not conflict with or result in a violation of any agreement or instrument to which Purchaser is a party or which is binding upon Purchaser or any law or regulation or any judgment, order or decree of any court or administrative body to which Purchaser is subject.

(b)           Proceedings.  There is no litigation or administrative proceeding pending or threatened against Purchaser that would have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement.  Purchaser has not:  (i) filed a petition in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding in order to take advantage of any law for the benefit of debtors, or had a petition in any such proceeding filed against it; (ii) made an assignment for the benefit of creditors; (iii) applied for, consented to, or been subjected to the appointment of a receiver, trustee, liquidator or other similar official for itself or for all or a substantial part of its assets, or (iv) admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

(c)           Restricted Securities; Purchase for Investment Only; Rule 144.

(i)           Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)          Purchaser understands that the Subject Interests have not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act and any applicable regulations promulgated thereunder or interpretations thereof, or under any state securities laws or other securities laws of any other jurisdiction, and cannot be offered for sale, sold, or otherwise transferred unless such Subject Interests are subsequently so registered or qualify for exemption from registration under the Securities Act.

(iii)         The Subject Interests are being acquired or will be acquired by Purchaser without a view toward resale or other distribution within the meaning of the Securities Act; and the Subject Interests may not be offered for sale, sold, or otherwise transferred without either registration or exemption from registration under the Securities Act, provided, however, that Purchaser’s Affiliate is a public investment company and sales or transfers of interests in such Affiliate shall not constitute a resale/distribution for purposes of this subsection (iii).

(d)           Purchaser Compliance.  Purchaser’s funds are derived from legitimate business activities.  Purchaser is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargoes, sanctions, or terrorism or money laundering laws, including, without limitation, due to Purchaser or any party that has ownership in or control over Purchaser being (i) subject to United States government embargoes or sanctions, (ii) in violation of terrorism or money laundering laws, or (iii listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

(e)           Know Your Customer.  Purchaser acknowledges that Seller must complete certain “know your customer” procedures regarding Purchaser, including, without limitation, understanding who Purchaser is and Purchaser’s source of funds.  To this end, Purchaser shall cooperate with Seller in these efforts, including, without limitation, delivering to Seller upon reasonably request the full names of the individuals and business entities involved in the transaction on Purchaser's behalf, all parties contributing or receiving any money, compensation or ownership interests (but excluding investors in Cornerstone Healthcare Plus REIT, Inc), and a Purchaser organization chart.  Purchaser understands and agrees that, in the event that Purchaser assigns its rights hereunder to any assignee (“Assignee”) pursuant to Section 15 hereof, Seller must complete certain “know your customer” procedures regarding any such Assignee, and Seller shall have the right to terminate this Agreement and refund the Deposit to Purchaser in the event that such Assignee is not approved.

(f)           Purchaser shall promptly engage an appraiser holding the MAI designation from the Appraisal Institute to appraise the fair market value of the Real Property.

9.           Closing.

(a)           Time and Place.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place on or before 11:00 A.M. (Eastern Standard Time) on April 1, 2010, with time being of the essence; provided, however, that the Closing shall be postponed so as to occur simultaneously with the Lender’s closing of the modification of the Loan, and further, if the Lender Approval Period is extended pursuant to Section 3(d)(iii) above or the Licensing Period is extended pursuant to Section 33(c) below, then the Closing shall be postponed until the third business day after the latest of such extensions.  The actual date upon which Closing is to occur under this Section 9(a) is referred to as the “Closing Date”.

(b)           Purchaser’s Conditions Precedent to Closing.  Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction of each of the following conditions (“Purchaser’s Conditions Precedent”):

(i)           Representations and Warranties and Other Obligations of Seller. The representations and warranties of Seller set forth in Section 7 of this Agreement shall be true and correct in all material respects as of the date hereof and the Closing Date.  In the event that, between the date hereof and the Closing Date, any claim against any of the Companies for death, bodily injury, or property damage arises, the existence of such claim shall not be deemed to render any of Seller’s representations and warranties inaccurate such that this condition shall be deemed to be unsatisfied, so long as the claim is fully covered (as reasonably estimated by Seller and Purchaser) by the Companies’ policy of liability insurance identified on Schedule 7(a)(xx) (or Seller agrees to pay any applicable deductible) or the Companies’ equivalent replacement policy as evidenced in writing by the insurer thereof, subject to the deductible or self-retention amount applicable to such claim under that policy which shall be credited to Purchaser at Closing.

(ii)          Obligations of Seller.  Seller shall have performed, on or before the Closing Date, all of the obligations required to be performed by Seller under this Agreement for Closing.

(iii)         Title to the Property.  Title to the Real Property, as of the Closing Date, shall be in the condition required by Section 4(a) of this Agreement.

(iv)         Seller’s Closing Documents.  Seller shall have executed and delivered, on or before the Closing Date, all of the documents provided in Section 10(a).

(v)          Lender Consents.  Lender shall, on or before the Closing Date, confirm in writing reasonably satisfactory to Purchaser that Purchaser is a Permitted Successor (as defined in the Loan Documents) or Lender shall consent to the transaction.

(vi)         Modification of Loan. The Lender shall close the modification of the Loan, substantially in accordance with the Term Sheet (but expressly not including any of the provisions with respect to the Additional Loan Advance, if any).

(vii)        SC DHEC Consent. The South Carolina Department of Health and Environmental Control, or appropriate agency, body or authority thereof, shall, on or before the Closing Date, accept Purchaser as a Licensee or as a direct or indirect owner of any eighty percent (80%) interest in or to the Licensee or otherwise consent to the transaction.

(viii)       Master Leases and Management Agreements; Operating Agreements.  During the Study Period, (a) the Master Leases and Management Agreements will be amended (to be effective at Closing) in a manner that is satisfactory to Purchaser and Seller, in their sole and absolute discretion and the same shall not be further amended or terminated on or prior to Closing, and (b) Purchaser and Seller will enter into two Operating Agreements (to be effective at Closing) in form and with content acceptable to Purchaser and Seller, creating and providing for the operation of the two entities that will own one hundred percent (100%) of the Portfolio and the Tenant Portfolio, respectively, and also providing for how Purchaser and Seller will fund their respective eighty percent (80%), and twenty percent (20%) obligations under this Agreement.

(ix)         Employee Leasing Agreement. RSC-LSC Management Company, LLC, a Florida limited liability company (“Lexington Manager”), the property manager of the Lexington Facility and RSC-GSC Management Company, LLC, a Florida limited liability company (“Greenville Manager”, collectively with Lexington Manager, the “Managers”), the property manager of the Greenville Facility, shall have entered in a so-called employee leasing agreement with AlphaStaff, Inc., a Florida  corporation (“AlphaStaff”),  to furnish to the respective Facility the individuals employed at such Facility immediately prior to Closing and other related services on such terms and conditions as are generally consistent with that certain Service Agreement dated December __, 2009, among AphaStaff, on one hand and Seller, Lexington Operator, Greenville Operator and other parties, on the other hand.

(x)           Current Rent Roll.  Seller shall cause the Operators to deliver to Purchaser a current Rent Roll for each Facility (without the same being, or deemed or construed to be, a confirmation or ratification of the representation of Seller as set forth in Section 7(a)(xxvii) as of the date of Closing, except that such representation shall have to be accurate as of the date of the Rent Roll attached hereto as Schedule 7(a)(xxvii) ..

(c)           Seller’s Conditions Precedent to Closing.  Seller’s obligation to consummate the transaction contemplated by this Agreement will be subject to satisfaction of each of the following conditions (“Seller’s Conditions Precedent”):

(i)           Representations, Warranties, Covenants and Other Obligations of Purchaser.  The representations, warranties, covenants and other obligations of Purchaser set forth in Section 8 of this Agreement shall be true and correct as of the date hereof and the Closing Date.

(ii)          Obligations of Purchaser.  Purchaser shall have performed, on or before the Closing Date, all of the obligations required to be performed by Purchaser under this Agreement for Closing.

(iii)         Purchase Price.  Purchaser shall have delivered the Purchase Price to the Seller, on or before the Closing Date, subject to any adjustments described in this Agreement.

(iv)         Purchaser’s Closing Documents.  Purchaser shall have executed and delivered, on or before the Closing Date, all of the documents provided in Section 10(b).

(v)          Lender Consents.  Lender shall confirm that Purchaser is a Permitted Successor (as defined in the Loan Documents) or Lender shall consent to the transaction.

(vi)         Modification of Loan. The Lender shall close the modification of the Loan, substantially in accordance with the Term Sheet (but expressly not including any of the provisions with respect to the Additional Loan Advance, if any).   Without limiting the generality of the foregoing sentence, the Lender shall agree, in form and substance reasonably acceptable to Seller, to release the Existing Principals from all obligations arising out of the Agreement of Principals from and after Closing.

(vii)        SC DHEC Consent. The South Carolina Department of Health and Environmental Control, or appropriate agency, body or authority thereof, shall accept Purchaser as a licensee or as a direct or indirect owner of any eighty percent (80%) interest in or to the licensee or otherwise consent to the transaction.

(viii)       Master Leases and Management Agreements; Operating Agreements.  During the Study Period, (a) the Master Leases and Management Agreements will be amended (to be effective at Closing) in a manner that is satisfactory to Purchaser and Seller, in their sole and absolute discretion and the same shall not be further amended or terminated on or prior to Closing, and (b) Purchaser and Seller will enter into two Operating Agreements (to be effective at Closing) in form and with content acceptable to Purchaser and Seller, creating and providing for the operation of the two entities that will own one hundred percent (100%) of the Portfolio and the Tenant Portfolio, respectively, and also providing for how Purchaser and Seller will fund their respective eighty percent (80%), and twenty percent (20%) obligations under this Agreement .

(d)           Failure of Condition Precedent.

(i)           Purchaser’s Conditions Precedent.  If any of Purchaser’s Conditions Precedent are not satisfied as of the applicable date specified for satisfaction in Section 9(b), Purchaser shall have the right to terminate this Agreement by written notice given to Seller within ten (10) days after the date specified for satisfaction; however, Seller shall have the right to nullify such termination if Seller gives written notice to Purchaser within seven (7) days after receipt of the termination notice that Seller will attempt to cure the unsatisfied condition and Seller does, in fact, accomplish such cure within ten (10) days after receipt of the termination notice.  If Seller gives timely notice of the intent to cure and succeeds in timely curing the unsatisfied condition, this Agreement shall remain in effect and assuming all of Purchaser’s conditions to Close are satisfied, Closing shall be held within five (5) business days after the cure is effectuated.  Provided that any of Purchaser’s Conditions Precedent are not, in fact, satisfied, if Seller does not give such timely notice or give such notice but does not succeed in timely curing the unsatisfied condition by the end of such cure period, then this Agreement shall terminate unless such condition is waived by Purchaser.

(ii)          Seller’s Conditions Precedent.  If any of Seller’s Conditions Precedent are not satisfied as of the applicable date specified for satisfaction in Section 9(c), Seller shall have the right to terminate this Agreement by written notice given to Purchaser within seven (7) days after the date specified for satisfaction.

(iii)         Effect of Termination.  If this Agreement is terminated pursuant to this Section 9(d) and there shall have occurred no default by Purchaser, the Deposit shall be promptly delivered to Purchaser and the parties shall be relieved of all further liability under this Agreement, except for those obligations which, by the express terms of this Agreement, survive termination.

(iv)         Waiver.  Each party shall have the unilateral right to waive any conditions precedent for its benefit by written notice given to the other party.  Notwithstanding anything to the contrary contained in this Section 9(d), if any party, through its own acts or omissions, caused the conditions precedent not to be satisfied for its benefit, such party shall not have the right to rely upon such unsatisfied condition as a basis for terminating this Agreement.

(e)           Companies’ Records.  The books and records of the Companies shall be closed as of the Closing Date and any and all tax reports and returns of any nature whatsoever required to be filed by law for any period prior to the Closing Date will be duly filed by Seller (with the approval of Purchaser) on behalf of the Companies, and all payments, if any, reported on such reports and returns as due from the Companies, and all late penalties, will be paid in full by Seller, subject to Purchaser’s compliance with the next sentence.  After Closing, Purchaser shall give Seller access to all books and records that relate to the period prior to Closing (which access obligation survives Closing).

10.         Closing Deliveries.

(a)           Seller’s Closing Documents.  On the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser the following (collectively, “Seller’s Closing Documents”):

(i)           Assignment of Subject Interests.  Properly executed instruments assigning all of the Subject Interests in the Companies to Purchaser or Purchaser’s permitted designee in the form attached to and made a part of this Agreement as Exhibit I (collectively, the “Interest Assignment”).

(ii)          Title Documents.  The documents referred to in Section 4(d).

(iii)         Organizational Documents.  Certificates attaching true, correct and complete copies of the organizational documents of the Companies, all of which are listed on Schedule 10(a)(iv), including without limitation, good standing certificates and articles of organization certified by the applicable Secretary of the State within thirty (30) days of Closing.

(iv)         Representations and Warranties; Covenants.  A certificate stating that all representations and warranties and covenants made by Seller pursuant to Section 7 of this Agreement are true and correct at Closing.

(v)          FIRPTA Affidavit.  FIRPTA affidavit made by Seller in the form attached hereto as Exhibit J.

(vi)           Settlement Statement.  An executed Settlement Statement reflecting the prorations and adjustments required under Section 11.

(vii)          Cash - Prorations.  The amount, if any, required of Seller under Section 11.

(viii)         Miscellaneous.  Such other documents as are reasonably necessary to consummate the transaction contemplated by this Agreement, each in a form reasonably approved by Seller and Purchaser.

(b)          Purchaser’s Closing Documents.  On the Closing Date, Purchaser shall deliver, or cause to be delivered, to Seller the following (collectively, “Purchaser’s Closing Documents”):

(i)             Purchase Price.  The Purchase Price, as adjusted under this Agreement, by wire transfer of immediately available U.S. funds.

(ii)            Assignment of Subject Interests.  A properly executed counterpart of the Interest Assignment.

(iii)           Title Documents.  Such documents of Purchaser as may be required by the Title Company in order to issue a new title policy in favor of the Fee Owners (if Purchaser shall opt to obtain the same).

(iv)           Representations and Warranties.  A properly executed certificate stating that all representations and warranties made by Purchaser pursuant to Section 8 of this Agreement are true and correct at Closing.

(v)            Settlement Statement.  A properly executed Settlement Statement reflecting the prorations and adjustments required under Section 11.

(vi)           Cash - Prorations.  The amount, if any, required of Purchaser under Section 11 below.

(vii)          Loan Documents.  All documents required by Lender in connection with the Loan Documents, properly executed by Purchaser and one or more substitute Principals acceptable to Lender under the Agreement of Principals.

(viii)         Miscellaneous.  Such other documents as are reasonably necessary to consummate the transaction contemplated by this Agreement, each in a form reasonably approved by Seller and Purchaser.

(c)          Escrow Closing.  This transaction will be closed through an escrow in accordance with the terms and conditions of this Agreement.  Payment of the Purchase Price and delivery of Seller’s Closing Documents and Purchaser’s Closing Documents will be made through such escrow.  The parties shall cooperate and use reasonable efforts to effect Closing by delivery of documents and funds in a manner that will not require personal attendance at Closing.

11.          Prorations.   Prior to the Closing, Seller shall initially determine the amounts of the prorations in accordance with this Agreement and notify Purchaser thereof.  Purchaser shall review and approve such determination promptly and prior to the Closing.

(a)          Certain Items Prorated. The following shall be prorated between the parties, as of 11:59 p.m. of the day prior to the Closing so that Seller shall receive credit from Purchaser for eighty percent (80%) of all expenditures made pertaining to the Real Property or Facilities for periods on or after Closing, Purchaser shall receive credit from Seller for eighty percent (80%) of all income received by Seller attributable to periods on or after Closing, Seller shall receive one hundred percent of the income attributable to periods prior to Closing and shall pay one hundred percent of the expenses attributable to periods prior to Closing, all with respect to: all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation:  (i) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and after the Closing, when the actual real property taxes are finally fixed, Seller and Purchaser shall make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party); (ii) rents and other tenant payments and tenant reimbursements (collectively, “Tenant Payments”) if any, received under the Leases, subject to Section 11(e); (iii) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Purchaser shall open its own account and the respective charges shall not be prorated; (iv) amounts prepaid and amounts accrued but unpaid on service contracts and management contracts pertaining to the Real Property or Facilities; and (v) periodic fees for licenses, permits or other authorizations with respect to the Property.  The obligation of the parties to recalculate the proration of taxes shall survive the Closing for a period of twelve (12) months.

(b)         Leasing Commissions. At the Closing, Purchaser shall pay or reimburse Seller for eighty (80%) percent of all leasing commissions, tenant improvement costs and allowances, and other charges payable by reason of or in connection with any Lease set forth on Schedule 11(b) (in the amounts set forth therein) and any Lease entered into after the Effective Date, any renewal or extension of an existing Lease after such date, and any new lease referred to in Section 6(b).  The applicable Operating Company shall be and remain responsible for any leasing commissions, tenant improvement costs and allowances, tenant concessions and other charges payable for any renewal, extension or other option under any existing or future lease.

(c)          Taxes.

(i)             Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller.  Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser after deducting the reasonable out-of-pocket expenses of collection thereof.  This apportionment obligation shall survive the Closing for a period of six (6) months.

(ii)            If any tax appeal or certiorari proceedings shall not have been finally resolved or settled prior to the Closing and shall relate to any tax period a portion or all of which precedes the Closing, Seller shall be entitled to control the disposition of any such tax appeal or certiorari proceeding and any refunds received therefrom, net of any expenses incurred by Seller in connection therewith, shall be prorated between the parties on the basis of the portions accruing to periods before and after the Closing.

(d)          Security and Other Deposits. At the Closing, Seller shall cause the Operating Companies to notify Seller and Purchaser of the amount of all unapplied refundable Security Deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) held by the Operating Companies under the Leases, but such Security Deposits shall be and remain assets of the Operating Companies and the obligations to return the same to the tenants in accordance with terms of the applicable Leases and law, shall be and remain with the Operating Companies.

(e)          Adjustments. Delinquent Tenant Payments, if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent Tenant Payments. To the extent applicable, Purchaser agrees to cooperate with Seller in causing the Operating Companies to use reasonable commercial efforts to collect such delinquent Tenant Payments; provided, however, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent tenant.  If at any time after the Closing, the Operating Companies shall receive any such delinquent Tenant Payments, Purchaser acknowledges and aggress that such delinquent Tenant Payments shall be remitted to or as directed by Seller, provided that any monies received after Closing from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable.  If the Tenant Payments required to be made by any tenants include escalation charges or reimbursements for real property taxes, operating expenses or other charges (collectively, “Additional Charges”), then any Additional Charges due under the Leases for the calendar year 2010 shall be reconciled within one hundred twenty (120) days after the end of such calendar year, and Purchaser and Seller agree to prorate and adjust such Additional Charges based upon the Closing Date, with Purchaser being reimbursed by Seller for any over-collection of Additional Charges during Seller’s prior period of ownership and applicable to calendar year 2010, and Purchaser reimbursing Seller for any under-collection of Additional Charges by Seller during Seller’s period of ownership and applicable to calendar year 2010.  The provisions of this Section 11(e) shall survive the Closing for a period of six (6) months after the conclusion of calendar year 2010.

(f)           Insurance. The parties shall use reasonable commercial efforts to retain the existing liability and property insurance affecting the Property in force subsequent to Closing until the expiration of the applicable current policy period and the costs of same shall be prorated at Closing (with all insurances expenses attributable to periods after Closing to be borne 80% by Purchaser and 20% by Seller.) If and to the extent that the parties are not able to cause such insurance to remain in effect, Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing, and Seller shall receive any premium refund due thereon.  Seller has advised Purchaser that the some or all of the applicable insurance is carried under policies that cover other properties in addition to the Real Property or Facilities, as applicable and may not be transferable after Closing.

(g)          Purchaser’s Closing Costs.  Purchaser shall pay (i) the cost of the title search, Title Commitment, the title premium for the title policy and the cost of any other title insurance endorsements ordered by Purchaser or required by Lender, (ii) the cost of any New Survey, (iii) any costs incurred in recording any documents contemplated herein, (iv) any costs incurred in connection with Purchaser’s investigation of the Property pursuant to Section 5, including the cost of any new environmental assessment commissioned by Purchaser, (v) all fees charged by the Title Company to conduct Closing, or otherwise related to this transaction, (vi) Purchaser’s own attorneys’ fees and (vii) cost to pursue the licensure change, if applicable; provided however, that if the transaction contemplated by this Agreement closes, all such fees and cost shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller.

(h)          Seller’s Closing Costs.  Seller shall pay Seller’s own attorneys’ fees provided however, if that the transaction contemplated by this Agreement closes, all such fees and cost shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller.

(i)           Pre-Closing Accounting.  Not less than five (5) business days prior to the Closing, Seller shall prepare and deliver to Purchaser an unaudited statement for the Property (the “Preliminary Proration Statement”) showing apportionments for the items set forth in subsections 11(a) through 11(g), calculated as of 11:59 p.m. (Eastern Standard Time) on the day preceding the Closing Date, on the basis of the actual days in a particular month and a 365-day calendar year.  Seller shall provide, or make available to Purchaser, Seller’s work papers pertaining to the Preliminary Proration Statement and such records as may be reasonably required to confirm the accuracy of the Preliminary Proration Statement.  Seller and Purchaser shall agree upon any adjustments to be made to the Preliminary Proration Statement prior to the Closing, and at the Closing, Seller or Purchaser, as applicable, shall receive a credit equal to the net amount due Seller or Purchaser, as applicable, pursuant to the Preliminary Proration Statement as finally agreed upon by Seller and Purchaser (as so approved by Seller and Purchaser, the “Settlement Statement”).  If Seller and Purchaser do not collectively agree upon the proposed adjustments to be made to the Preliminary Proration Statement prior to the Closing, then such Preliminary Proration Statement shall be submitted to a certified public accounting firm selected by Purchaser to resolve such adjustments and such accounting firm shall prepare the Settlement Statement that will be binding upon and deemed approved by Seller and Purchaser.  The Closing shall be adjourned not more than ten (10) days for such accounting firm to resolve such adjustments.

(j)           Deposits, Escrows and Reserves.  Prior to Closing, Seller shall cause the Companies, to the extent within Seller’s control, to distribute to Seller, all bank deposits (and expressly not security deposits), escrows, reserves, cash on hand, accounts or other amounts of the Companies or the Property prior to Closing.  Should any of the same not be distributed at or before Closing, the Purchase Price shall be increased by an amount equal to eighty percent (80%) of the aggregate the balance of any bank deposits (and expressly not security deposits), escrows, reserves, cash on hand, accounts or other amounts of the Companies which are not cashed out and distributed to Seller prior to Closing under the prior sentence.  Any refunds or reimbursements due to Seller or the Companies from Lender for expenditures prior to the Closing which under the Loan Documents are to be paid or reimbursed to Seller or the Companies pursuant to reserves established pursuant to the Loan Documents shall belong to Seller. The provisions of this sub-section shall survive the Closing for a period of six (6) months.

(k)          Loan Balances.  At the Closing, the Purchase Price shall be credited with an amount equal to eighty percent (80%) of the outstanding balance of the Loan as of the Closing Date (to avoid all doubt, but not the amount of the Additional Loan Advance, if any).

(l)           Post-Closing Adjustments.  To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations made at Closing, Seller and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any such inaccuracy; however, all prorations will be deemed final twelve (12) months after the Closing Date.  Seller agrees to deliver to Purchaser copies of all invoices and payments related to the Property received by Seller within two (2) years after Closing, and Purchaser shall do the same for Seller, to the extent that any such invoices or statements relate to the post-Closing adjustments described in this subsection.

(m)         Loan Transfer Fees, Additional Loan Advance Fees, Costs and Expenses.  Purchaser shall pay all transfer fees and all other fees, costs and expenses respecting the approval of the applicable lender or servicer under the Loan Documents with respect to the assumption of the Loan and also with respect to the Additional Loan Advance, if any, including, but not limited to, any fees, costs and expenses in connection with obtaining nonconsolidation opinions or rating agency approvals, incurred pursuant to the Loan Documents in connection with the transactions contemplated by Purchaser that will take effect on the Closing Date; provided however, that if the transaction contemplated by this Agreement closes, all such fees and cost shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller.

(n)          Capital Expenditures.  At the Closing, Purchaser shall pay or reimburse Seller for (i) eighty percent (80%) of all capital expenditures set forth on Schedule 11(n) incurred by Seller prior to the Effective Date, and (ii) except as otherwise provided in Section 33(d) below, eighty percent (80%) of all capital expenditures incurred by Seller after the Effective Date.

12.          Default.

(a)          Seller’s Default – General.  If Seller breaches any of the provisions of this Agreement (including without limitation, if any of the representations or warranties of Seller in Section 7 are not true and correct as of the Effective Date and the Closing Date or any of the covenants in Section 6 have been breached as of the Closing Date), then Purchaser shall be entitled, as the sole and exclusive remedies available to Purchaser, either (i) to terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Purchaser in the Subject Interests), in which event Escrow Agent shall deliver the Deposit to Purchaser and the parties shall have no further liability under this Agreement, at law or in equity, except with respect to those obligations which, under the express terms of this Agreement, survive termination, or (ii) to either (A) obtain specific performance of this Agreement, or alternately (B) seek  damages for breach of this Agreement by Seller equal to the actual, reasonable, direct, verifiable out-of-pocket, third party expenses incurred by Purchaser in connection with this Agreement and transaction, not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in the aggregate, provided, however, that Purchaser must commence any action for specific performance or damages as set forth herein within sixty (60) days after the scheduled Closing Date.  Except as provided in Section 12(b), Purchaser shall not be entitled to seek or recover a purchase price credit or monetary damages against Seller or the Companies for any breach or default under this Agreement.   In no case shall Seller ever be liable to Purchaser under any statutory, common law, equitable or other theory of law, either prior to or following the Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of special, consequential or punitive damages in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder.

(b)          Seller’s Default – Exception.  Notwithstanding anything in Section 12(a) to the contrary, if, after Closing (and only if Closing has been consummated), Purchaser determines that Seller has breached any of its warranties, representations, covenants, or indemnities set forth in this Agreement, Purchaser may bring an action against Seller for the direct and actual damages that Purchaser suffers by reason of the breach, subject to the following:  (i) in no event shall the aggregate damages recoverable from Seller exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Damages Cap”); (ii) Purchaser’s right to bring an action for such breach shall be subject to Section 24 below; (iii) Purchaser shall not bring any action alleging aggregate damages of less than Fifty Thousand Dollars ($50,000) (the “Damages Threshold”) or, if prior to Closing, Purchaser had actual knowledge of such breach; and (iv) Seller shall not be liable for special, consequential, punitive or secondary damages or loss of profits.  Notwithstanding the foregoing, Seller’s liability for breach of any of the following obligations under this Agreement (the “Excluded Obligations”) shall not be limited by or aggregated with the Damages Threshold or the Damages Cap:  (1) the obligation to make Closing adjustments and pay Closing costs in accordance with Section 11; (2) the obligation to indemnify Purchaser against claims for brokerage commissions in accordance with Section 14; (3) the obligation of Seller to indemnify Purchaser and the Companies under Section 26(a) for damages and expenses incurred by any of them directly arising out of a breach by Seller of its representations and warranties contained in Section 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(v), 7(a)(vi), 7(a)(vii), 7(a)(viii), 7(a)(ix), 7(a)(xvii), 7(a)(xviii), 7(a)(xxi), 7(a)(xxiv), 7(a)(xxv) and 7(a)(xxvii) (but no other representations and warranties of Seller); (4) Seller’s obligations under Section 6(d) of this Agreement; (5)  the damages arising from any fraudulent act or fraudulent omission of Seller or any of its Affiliates, and (6) any attorneys’ fees incurred by Purchaser in connection with Seller’s default hereunder.

(c)          Purchaser’s Default - General.  If, for any reason whatsoever (other than a failure of a condition set forth in Section 9(b) and other than a termination of this Agreement pursuant to Section 5, Section 12(a), or Section 13, Purchaser fails to complete the transaction as herein provided, Purchaser shall be in breach of its obligations hereunder and Seller shall be entitled to terminate this Agreement by delivering notice to Purchaser and Escrow Agent, in which event Escrow Agent shall immediately deliver the Deposit to Seller and Seller may retain the cash portion of the Deposit as liquidated damages.  In the event of any such termination, Seller and Purchaser shall be relieved of all further liability under this Agreement, at law or in equity, except for those obligations that, under the express terms of this Agreement, survive termination.  Seller and Purchaser acknowledge that it would be extremely impractical and difficult to ascertain the actual damages that would be suffered by Seller if Purchaser fails to consummate the purchase of the Subject Interests as and when contemplated by this Agreement.  Seller and Purchaser have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement and the other damages, general and specific, which Seller will suffer as a result of Purchaser’s failure to close and Seller and Purchaser have determined that the amount of the Deposit is a fair and reasonable estimate of those damages.  Purchaser and Seller agree that Seller’s right to retain the Deposit shall be the sole remedy of Seller at law in the event of such a breach of this Agreement by Purchaser prior to Closing.  Notwithstanding anything to the contrary contained in this Section, if Purchaser brings an action against Seller for an alleged breach or default by Seller of its obligations under this Agreement, records a lis pendens or otherwise enjoins or restricts Seller’s ability to sell and transfer the Subject Interests or refuses to consent to or instruct release of the Deposit to Seller if required by Escrow Agent (each a “Purchaser’s Action”), Seller shall not be restricted by the provisions of this Section from bringing an action against Purchaser seeking expungement or relief from any improperly filed lis pendens, injunction or other restraint, and/or recovering fees, costs and expenses (including attorneys’ fees) which Seller may suffer or incur as a result of any Purchaser’s Action but only to the extent that Seller is the prevailing party, and the amount of any such fees, costs and expenses awarded to Seller shall be in addition to the liquidated damages set forth herein and if Purchaser is prevailing party then Purchaser is entitled to same.

(d)          Purchaser’s Default - Exception.  Notwithstanding anything in Section 12(c) to the contrary, nothing contained in this Agreement shall, however, be deemed to limit Purchaser’s liability to Seller for damages or injunctive relief for any breach or default by Purchaser in its obligations under Sections 5(a), 5(e), 11, 14 or 17 of this Agreement or in any of its obligations under this Agreement to be performed after Closing, or any attorneys’ fees incurred by Seller in connection with Purchaser’s default hereunder, and Seller may exercise any and all rights and remedies, at law or in equity, which may be available for any such breach or default.

13.          Condemnation and Damage.   Promptly upon receipt of written notices thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing.  If prior to the Closing all or a material portion (as defined below) of the Property is condemned, damaged or destroyed by an insured casualty, Purchaser shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten (10) days after Purchaser has received written notice from Seller of such material condemnation, damage or destruction.  If, prior to the Closing, a portion of the Property is condemned, damaged or destroyed and such portion is not a material portion of the Property, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards or payments.  For purposes of this Section, the term “material portion” shall mean greater than ten percent (10%) of the improvements on the Property or an absence of reasonable access to the Property, or if the condemnation and/or damage results in the Property failing to comply with the parking requirements under any applicable zoning restrictions affecting the Property which cannot be cured or cannot be cured without the benefit of a variance or exception. If the damage or destruction arises out of an uninsured risk and shall exceed One Hundred Thousand Dollars ($100,000), as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser, then either Seller or Purchaser may elect, by written notice within ten (10) days of the occurrence of such damage or destruction, either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as so estimated by such engineer. If such damage or destruction from such uninsured risk is One Hundred Thousand Dollars  ($100,000) or less, as so estimated, then neither party shall have the right to terminate this Agreement as a result of such damage or destruction and the Purchase Price shall be reduced by such estimated cost of repairing the Property.

14.          Broker’s Commission.   As, if and when this transaction closes, Seller shall pay a brokerage commission to CLW Realty Group, Inc. (“Disclosed Broker’) pursuant to a separate agreement dated January 13, 2010 between Seller and Disclosed Broker.  With the exception of Disclosed Broker, each party represents and warrants to the other party that in connection with the transaction contemplated by this Agreement, no third party broker or finder has been engaged or consulted by it or is entitled to compensation or commission in connection with such transaction.  The warranting party will indemnify, hold harmless, and, upon request, defend the other party from and against any and all claims of any brokers, finders or other third parties claiming by, through or under it, or arising out of a breach of its representation and warranty contained in the preceding sentence.  The indemnity obligations pursuant to this Section will include, without limitation, all damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and litigation costs) arising from and related to matters being indemnified under this Section.  To avoid all doubt, the brokerage commission to Disclosed Broker shall be borne entirely by Seller and expressly shall not be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller. This Section shall survive any termination of this Agreement.

15.          Assignment.   Purchaser may not assign this Agreement or any of its rights under this Agreement, in whole or in part, except that Purchaser may assign its rights under this Agreement in whole or in part subject to the terms and conditions of Section 8(e) hereof and upon the following conditions:  (a) the assignee(s) of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) the assignee(s) of Purchaser shall assume all assigned obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations hereunder, and (c) a copy of the fully executed written assignment and assumption agreement(s) shall be delivered to Seller at least ten (10) days prior to Closing.  Any assignment in violation of this Section shall be void and without force and effect.  By written notice to Seller, no later than twenty (20) days prior to Closing, Purchaser shall have the right to allocate a reasonable and customary portion of the Purchase Price to the purchase of the membership interests in Tenant Portfolio, such portion of the Purchase Price not to exceed an amount to be agreed upon in writing (via email is acceptable) during the Study Period.

16.          Notices.   All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (a) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (b) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (c) upon the receipt by facsimile transmission as evidenced by a receipt transmission report followed by delivery by one of the other means identified in (a)-(b), addressed as follows:

If to Seller:	Royal Senior Care, LLC c/o Gazit Group USA, Inc. 1696 N.E. Miami Gardens Drive North Miami Beach, Florida 33179 Attention: Joshua D. Friedman Facsimile: 305.947.4200
with a copy to:	Carlton Fields, P.A. 100 SE 2nd Street, Suite 4000 Miami, Florida 33131 Attention: Roger S. Goldman, Esq. Facsimile: 305.530.0055
If to Purchaser:
Cornerstone Oakleaf Village, LLC
c/o Cornerstone Healthcare Plus REIT, Inc.
Attn:  Sharon C. Kaiser, Chief Financial
Officer
1920 Main Street, Suite 400
Irvine, California 92614
Telephone No.:  949.263.4326
Telecopy No.:    949.250.0592

with a copy to:
Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.:   407.999.7772
Telecopy No.:     407.999.7759

and

Foley & Lardner LLP,
111 North Orange Avenue
Suite 1800
Orlando, Florida
Attention:  Michael A. Okaty, Esq.
Facsimile:  407.648.1743

If to Escrow Agent	Carlton Fields, P.A. 100 SE 2nd Street, Suite 4000 Miami, Florida 33131 Attention: William D. Rohrer, Esq. Facsimile: 305.530.0055

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

17.          Confidentiality.   Except for disclosure to Permitted Persons (as defined below),  Purchaser shall not prior to Closing release, disclose, publish or otherwise disseminate any information (“Confidential Information”):  (a) concerning the terms and conditions of this Agreement; or (b) obtained by Purchaser in connection with its review of the Property, including, without limitation, information contained in any documents made available by Seller, obtained by Purchaser or Purchaser’s agents during the Study Period, or obtained from any third parties.  “Permitted Persons” shall mean:  Lender, DHEC, members, officers, directors, shareholders, and/or partners of Purchaser (as the case may be); persons employed by or retained for the purpose of conducting studies of the Property; and Purchaser’s accountants, attorneys, lenders, investors, contractors and consultants.  In making any disclosure to a Permitted Person except for Lender and DHEC, Purchaser shall instruct the Permitted Person to treat the Confidential Information, and the results of their studies or analyses, as confidential and to disclose any information related to this Agreement or the Property only to Purchaser, Seller, or another Permitted Person.  Notwithstanding the foregoing, if Purchaser is required by any government authority or court to disclose any Confidential Information, Purchaser shall immediately notify Seller and Purchaser shall cooperate with Seller so that Seller may attempt to obtain an appropriate protective order, and, in all events, Purchaser shall only disclose the portion of the Confidential Information required by such government authority or court to be disclosed.  After Closing, Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the Purchaser, in the case of the Seller, and the Seller, in the case of the Purchaser. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof. Moreover, after Closing, any party may make any required disclosures in any required filings with the Securities and Exchange Commission or other governmental authority, but each party shall notify the other parties in advance of any such disclosure.  This Section shall survive the Closing and any termination of this Agreement.

18.          Right to Cure. If any title defect or other  matter which would entitle Purchaser to terminate this Agreement shall first arise after Purchaser notifies Seller of its Title Objections pursuant to Section 4(b)(ii) and prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed, insured over or bonded to cure such breach and Seller may adjourn the Closing for up to thirty (30) days to do so.  Nothing contained in this Section shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.

19.          Captions/Interpretations.   The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such Agreement and as it may be amended thereafter, unless otherwise specified. In the event any court or other adjudicative body of competent jurisdiction is called upon to interpret this Agreement, the language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party, regardless of which party drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof.  The Agreement has been circulated for editing to all parties.  As such, the Agreement shall be deemed to have been drafted by all parties jointly, and no party shall be deemed to have drafted this Agreement, or any of its individual terms or conditions.  No party may offer in evidence or otherwise use, for purposes of suggesting any interpretation of this Agreement, any prior drafts of this Agreement. In the context of any covenant of Seller hereunder, such covenant shall also include the obligation of Seller to cause its privately held (that is, non-publicly traded) Affiliates to comply with such covenant, as appropriate.  Notwithstanding anything to the contrary, all references to the Affiliates of Seller shall not include its publicly traded Affiliates.

20.          Entire Agreement; Modification.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained in this Agreement and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter of this Agreement are superseded and of no further force and effect.  Except as otherwise provided in this Agreement, no covenant, term or condition of this Agreement will be deemed to have been waived by either party unless such waiver is in writing signed by the party charged with such waiver; however, Escrow Agent shall not be required to join in any amendment to this Agreement unless such amendment alters its rights or obligations under this Agreement.  All amendments executed by Seller and Purchaser shall be binding and effective as between Seller and Purchaser, whether or not Escrow Agent has executed such amendments.

21.          Binding Effect.   Subject to the restrictions on assignment set forth in Section 15, this Agreement shall be binding upon and inure to the benefit of Seller, Purchaser, and their respective successors and assigns.

22.          Controlling Law; Interpretation.   This Agreement will be governed by and construed in accordance with the laws of the State of Florida, excluding choice of law principles.

23.          Severability.   The unenforceability or invalidity of any provision of this Agreement will not render any other provision of this Agreement unenforceable or invalid.

24.          Survival.   Unless otherwise expressly herein stated to survive, all representations, covenants, indemnities, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing.

25.          “As Is” Sale; Limitation on Liability.

(a)          Condition of Property.  Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges and agrees that (i) it is purchasing the Subject Interests based solely upon its own inspections and investigations of the Property, (ii) it accepts the Property in its “as is”, “where is” and “how is” condition as of the Closing Date, with all faults, and (iii) neither Seller, nor anyone on behalf of Seller, have made any representations or warranties, express or implied, about the Property, including, without limitation, any warranty of condition, habitability, merchantability, or fitness for a particular purpose.  Without limiting the generality of this Section 25, except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that Seller does not make any representation or warranty with regard to:  (1) the value, profitability, development potential, marketability, or leasing of the Property; (2) the compliance or noncompliance of the Property with any laws, rules, regulations, orders or requirements of governmental authorities (collectively, “Legal Requirements”), including, without limitation, zoning, subdivision, and other land use laws, building and life safety codes, parking codes, and the Americans with Disabilities Act; (3) the environmental condition of the Property, including, without limitation, the presence or absence on or about the Property, or the release from the Property, of any hazardous waste, hazardous materials, or toxic substance as defined or regulated by Legal Requirements relating to environmental protection, pollution control, air, water, or soils quality, or conservation (collectively, “Hazardous Materials”); (4) the physical condition of the Land or Improvements, including, without limitation, the condition of any building components, systems, or equipment; (5) any covenants, conditions and restrictions affecting the Property; (6) the utilities serving the Property; (7) any matter relating to the tenants under the Leases; or (8) any other matter relating to the Property.  Except as otherwise set forth in this Agreement, Purchaser releases Seller from any liability relating to these matters (1) through (8) of this Section 25.  Purchaser assumes the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health, safety and welfare matters which may not have been revealed by Purchaser’s inspections.  Each party has been represented by adequate counsel, all drafts have been exchanged by the parties, and accordingly no provision of this Agreement will be construed against any party by reason of its preparation or preparer.  Accordingly, any rule of law or equity or legal decision that would require interpretation of any ambiguities in the Agreement against any party that drafted it is of no application and is expressly waived.  Each party waives any rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to any other party.

Except as otherwise expressly set forth in this Agreement as to covenants, representations, warranties and obligations to indemnify that expressly survive Closing, and then only for the period of time that that such covenants, representations, warranties and obligations to indemnify expressly survive Closing, effective as of the Closing Date, Purchaser, for itself and its agents, Affiliates, successors and assigns, hereby waives, releases and forever discharges Seller from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or any similar federal, state or local statute, rule or regulation, and all other title or due diligence matters described above in this Section 25 or any other provisions of this Agreement.  Purchaser hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions and the risk that adverse physical characteristics and conditions, including without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.  Purchaser waives all objections and complaints, whether known or unknown, concerning the physical characteristics and any existing conditions of the Property, including Seller’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date.  Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller from and against any and all matters affecting the Property, including any and all complaints or objections concerning the physical characteristics of the Property or existing Property conditions.  Purchaser waives the benefits of any law which generally provides that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, may have materially affected his settlement with the debtor. The provisions of this Section 25 shall not, and shall not be deemed or construed to, release the parties from their obligations under the Operating Agreements referenced in Section 9(b) (viii) and Section 9(c) (viii).

The provisions of this Section shall survive the Closing or termination of this Agreement indefinitely and will not merge into the closing documents.

(b)          Limited Liability.  Seller’s and Purchaser’s shareholders, members, directors, partners, authorized persons, officers, agents, and employees shall have no personal liability under this Agreement, without any exception whatsoever.

26.          Indemnification.

(a)          By Seller.  Seller hereby agrees to indemnify and hold harmless Purchaser subsequent to Closing from any and all actions and causes of action, suits, claims, controversies, liabilities, damages and costs (including, specifically, attorneys’ fees and costs in all trial, appellate, bankruptcy and post-judgment proceedings) whatsoever, which Purchaser is subject to, incurs or pays by reason of the inaccuracy of or breach by Seller of the representations, warranties or covenants set forth in this Agreement.  The indemnification set forth herein shall survive the Closing of the transactions contemplated by this Agreement and the purchase of the Subject Interests by Purchaser from Seller for a period of twelve (12) months.

(b)          By the Companies and Purchaser.  Purchaser hereby agrees to indemnify and hold harmless Seller subsequent to Closing from any and all actions and causes of action, suits, claims, controversies, liabilities, damages and costs (including, specifically, attorneys’ fees and costs in all trial, appellate, bankruptcy and post-judgment proceedings) whatsoever, which Seller is subject to, incurs or pays by reason of the inaccuracy of or breach by Purchaser of the representations, warranties or covenants set forth in this Agreement.  The indemnification set forth herein shall survive the Closing of the transactions contemplated by this Agreement and the purchase of the Subject Interests by Purchaser from Seller for a period of twelve (12) months.

27.           Recordation.  Neither this Agreement nor any notice or memorandum of this Agreement shall be recorded, but may be disclosed by Purchaser if and to the extent required by the applicable securities law, as provided in Section 17 hereof.

28.           Waiver of Jury Trial.   PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.  Each party hereby authorizes and empowers the other to file this Section and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

29.           Time of Essence; Calculation of Time Periods.   Time is of the essence as to each and every provision of this Agreement.  If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date for such action shall be extended to the first business day after such date which is not a Saturday, Sunday or legal holiday.

30.           Counterparts; Fax Signatures.   Signatures to this Agreement transmitted by facsimile or telecopy shall be binding on the party transmitting such signatures and such party shall not use as a defense against the enforceability of this Agreement the fact that such signature so transmitted is not original.  This Agreement may be signed in counterparts, each of which shall be enforceable against the party executing and delivering same, and all of which shall constitute a single and enforceable agreement.

31.           Covenants by Purchaser and Seller.  Purchaser and Seller shall cooperate in a commercially reasonable manner with each other in their respective efforts to obtain consents for the transactions contemplated herein (including providing the lenders such information concerning Purchaser as may be required pursuant to the Loan Documents) so as not to trigger a default, or except as set forth in Section 3(d) and Section 11(m) hereof, cause a fee under any of the Loan Documents.

32.           Escrow Agent.  Escrow Agent shall hold the Deposit (and any interest earned thereon) for the purposes as provided in this Agreement.  If Purchaser timely terminates this Agreement pursuant to Section 5(b), Escrow Agent shall return the Deposit to Purchaser pursuant to Section 5(c).  Except as expressly provided in the prior sentence, in the event of any dispute, Escrow Agent shall have the right to deposit the Deposit (and any interest earned thereon) in court to await the resolution of such dispute.  Escrow Agent shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction.  Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof. Escrow Agent shall not pay or deliver the Deposit (and any interest earned thereon) to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party.  If Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery within five (5) business days after such demand is served in accordance with the Notice provision herein on such party, Escrow Agent is hereby authorized and directed to make such payment or delivery.  If Escrow Agent does receive such written objection within such five (5) business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment or delivery, Escrow Agent shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit (and any interest earned thereon) unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction.  In any event, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction. Purchaser acknowledges that Escrow Agent is legal counsel to Seller and shall have the right to continue to represent Seller in any matter, litigation or proceeding, including, without limitation, any action brought by either party relating to the enforcement or breach of this Agreement. The provisions of this Section 32 shall survive the termination of this Agreement or the Closing (as the case may be).

33.           CRC Licenses.

(a)           Purchaser’s obligation to purchase the Subject Interests is conditioned upon Purchaser securing, using reasonable diligence, at Purchaser’s sole cost and expense (provided however, if the transaction contemplated by this Agreement closes, such costs and expenses shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller) from the South Carolina Department of Health and Environmental Control, or the applicable agency body or authority thereof (collectively, “DHEC”) consent to the transfer of a direct or indirect interest in Lexington Operator and Greenville Operator, the current holders of Healthcare License Nos. CRC [Community Residential Care]-1329 and CRC-1330 DHEC, respectively (collectively, the “Licenses”) issued by DHEC to operate community residential care facilities on the Lexington Real Property and Greenville Real Property, respectively.  In connection therewith, the Purchaser and Seller shall jointly apply for new community residential care licenses (the “Replacement CRC Licenses”) to replace the existing Licenses, or a so-called letter of exemption (“Exemption Letter”) which provides that for a period of six months after issuance thereof, the Licenses shall remain in full force effect after the transfer of indirect majority control of the Operators, as reasonably and jointly determined by Purchaser and Seller.  In connection therewith, Purchaser agrees to (i) properly complete, execute, deliver and submit to DHEC an application for Replacement Licenses or application for Exemption Letter, as the case may be, that appears complete on its face to DHEC, together with all applicable application fees, within ten (10) business days after the Effective Date, and all other applications, documents, instruments and petitions and take or cause others to take all other actions as may be necessary or desirable, to obtain the Replacement Licenses or Exemption Letter, as the case may be, (ii) promptly furnish to DHEC and Seller such other information, financial or otherwise, as may be requested by DHEC or counsel following Purchaser’s initial submission of the application, (iii) proceed with diligence and use commercially reasonable efforts to (A) obtain the written agreement of DHEC to issue the Replacement Licenses immediately after Closing, such agreement to the form as customarily issued by DHEC (the “DHEC Comfort Letter”), or (B) cause the issuance of the Exemption Letter, as the case may be, at the earliest possible date, (iv) keep Seller timely apprised of the status thereof, and (v) provide Seller with copies of all correspondence between DHEC and Purchaser.  Purchaser shall have a period of thirty (30) days from the Effective Date (the “Licensing Period”) in which to obtain the DHEC Comfort Letter or Exemption Letter, as the case may be.

(b)           In connection with the Purchaser’s obligations under Section 33(a), Seller shall (x) provide to Purchaser all information reasonably requested by Purchaser related to the Operators or operations at the Real Property as is required to be provided to DHEC to enable the Purchaser to file a completed application (e.g. staff survey of employees with date of birth, social security numbers and job duties, etc.) (herein referred to as the “Necessary Seller Filing Information”), and (y) reasonably cooperate with Purchaser and join in and execute such applications, filings, and consents reasonably necessary or appropriate, to process Purchaser’s applications and/or requests made to DHEC; provided, however, that (i) Purchaser shall deliver to Seller for its prior review and approval within three (3) business days from its receipt (such approval not to be unreasonably withheld, denied or delayed) any such application or filing to be reviewed; and (ii) Seller shall not be obligated to undertake any action which would jeopardize the existing Licenses, and it is recognized that the existing Licenses shall not be deemed effectively transferred, to the extent permitted by law, until immediately after Closing.

(c)           In the event Purchaser, having exercised diligent and commercially reasonable efforts to secure the DHEC Comfort Letter or Exemption Letter, as the case may be, is unable to secure either of the same within the Licensing Period, Purchaser or Seller shall have the right, by sending written notice to the other party prior to the expiration of the Licensing Period, to extend the termination of the Licensing Period for a period of sixty (60) days.  In the event Purchaser, having exercised diligent and commercially reasonable efforts is unable to secure the DHEC Comfort Letter or Exemption Letter, as the case may be, within the Licensing Period, as it may have been extended, Purchaser shall have the right, by sending written notice to Seller prior to the expiration of the Licensing Period, as it may have been extended, in its sole and absolute discretion, to immediately terminate this Agreement and receive a refund of the Deposit.

(d)           In the event that the DHEC shall require improvements, alterations or remodeling to the Facilities or an agreement or undertaking to make improvements, alterations or remodeling to the Facilities (collectively, a “Required Alteration”) as a condition to the issuance as of the Replacement CRC Licenses, if the cost of the Required Alteration shall exceed Two Hundred Thousand Dollars ($200,000) for either Facility, as reasonably estimated by a general contractor or an engineer engaged by Seller and reasonably acceptable to Purchaser, then either Seller or Purchaser may elect, by written notice to the other party within five (5) business days of the receipt of such estimate to terminate this Agreement. Seller shall have the right, but not the obligation, in the event of such termination of the Agreement by Purchaser to elect and agree to pay one hundred percent (100%) of the overage (that is, to avoid all doubt,  all amounts in excess of Two Hundred Thousand Dollars ($200,000) for the Lexington Facility and all amounts in excess of Two Hundred Thousand Dollars ($200,000) for the Greenville Facility, as and if applicable) by written notice from Seller to Purchaser (“Seller’s Nullification Notice”) within five (5) business days after receipt of Purchaser’s notice of termination pursuant to this Section 33 (d), whereupon  Purchaser’s notice of termination shall be nullified by Seller’s Nullification Notice and the parties shall proceed to Closing, subject to the other provisions of this Agreement. If (i) the estimated costs of the Required Alteration are equal to or less than Two Hundred Thousand Dollars ($200,000) for each Facility, or (ii) this Agreement is not terminated, or terminated and then reinstated pursuant to Seller’s Nullification Notice, Purchaser shall pay eighty percent (80%) and Seller shall pay twenty percent (20%) of the costs of the Required Alterations up to Two Hundred Thousand Dollars ($200,000) per Facility, and provided that if neither party shall terminate the Agreement after an estimate in excess of Two Hundred Thousand Dollars ($200,000) per any Facility as provided herein, if applicable, Seller shall pay one hundred percent (100%) of the costs of the Required Alterations in excess of Two Hundred Thousand Dollars ($200,000) per Facility.

34.          Certain Definitions.  Certain capitalized words and phrases used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in this Section 34:

a.            “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is Controlled by or is under common Control with such Person or of an Affiliate of such Person.

b.            “Control” or “Controlled” or "Controlling” and related usages of those terms when used with respect to any specified Person, as such or in any related meaning, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, membership or partnership interests, by contract or otherwise.

c.            “Person” shall mean an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity.

35.           Post-Closing Obligations of Seller. Following Closing, Seller shall use, and shall cause Seller’s Affiliates to use, reasonable diligent efforts to cooperate with Purchaser and its Affiliates to (a) confirm that all Licenses are obtained and held by the proper entity for operation of the Property, and (b) to provide any records in Seller’s custody or control pertaining to the Real Property or Facilities which may be reasonably requested of Purchaser by any authorized governmental agency.  Further, upon Purchaser’s reasonable request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Real Property or Facilities for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Purchaser's designated accountants, and at Purchaser's sole expense.  “Records” shall include unaudited and unreviewed historical financial statements pertaining to the Real Property or Facilities and any other documents pertaining to the Real Property or Facilities reasonably identified by Purchaser that are required to allow the Purchaser to comply with any reporting, disclosure, or filing requirements imposed upon the Purchaser by the SEC with respect to the transactions contemplated by this Agreement.  Additionally, Seller shall provide Purchaser, but without expense to Seller, with (a) representation letter to auditor in substantially the form as Exhibit K attached hereto and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Purchaser or its designated accountants, and in the possession or control of Seller, to enable Purchaser to file any filings required by the SEC in connection with the Real Property or Facilities or purchase of the Subject Interests.  This Section 35 shall survive the Closing.

36.           Exhibits and Schedules.  All Exhibits and Schedules hereto are deemed to be attached hereto and incorporated by reference herein.  Notwithstanding the fact that this Agreement may be executed and delivered without all of the Exhibits and Schedules being completed, the parties shall complete and attach the same prior to the expiration of the Study Period.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

WITNESSES:		SELLER:

ROYAL SENIOR CARE, LLC,
a Florida limited liability company
/s/ Jon Ryan
Name:	Jon Ryan	By:	/s/ Aharon Soffer
Aharon Soffer, Manager

/s/ Elizabeth Jimenez		By:	/s/ Avi Bittan
Name:	Elizabeth Jimenez		Avi Bittan, Manager

WITNESSES:		PURCHASER

CORNERSTONE OAKLEAF VILLAGE, LLC, a Delaware limited liability company
/s/ Sharon Kaiser
Name:	Sharon Kaiser	By:	/s/ Terry G. Roussel
		Name:	Terry G. Roussel
		Title:	President

/s/ Sherry Landy
Name:	Sherry Landy

Royal Senior Care, LLC/Cornerstone Oakleaf Village, LLC
Membership Interests Sale and Purchase Agreement – Signature Page

Exhibit A – 1

Lexington Land

PARCEL 1:  LEXINGTON COUNTY:

All that certain piece, parcel or lot of land with improvements thereon, if any, situate, lying and being near the Town of Lexington, County of Lexington, State of South Carolina, as shown and delineated on a plat of 18.08 acres, prepared for Carolina Senior Development, by Civil Engineering of Columbia, dated July 16, 1998 last revised July 28, 1998, recorded in Plat Slide 401 at Plat No. 6.

TOGETHER WITH:

All that certain piece, parcel or lot of land with improvements thereon, if any, situate, lying and being near the Town of Lexington, County of Lexington, State of South Carolina, shown and delineated as the "PROPOSED 50' R.O.W. FOR FUTURE ROADWAY" including the circular area of land designated within the R.O.W. Easement Curve Table as Curve C1 having an arc distance of 261.80' and chord bearing S34°03'17"W together with that "50' INGRESS/EGRESS EASEMENT FOR LEXINGTON SENIOR DEVELOPMENT, LLC AND LEXINGTON COUNTY SCHOOL DISTRICT #1"

LESS AND EXCEPTING THEREFROM that portion of the "PROPOSED 50' R.O.W. FOR FUTURE ROADWAY" including the circular area of land designated within the R.O.W. Easement Curve Table as Curve Cl having an arc distance of 261.80' and chord bearing of S34°03'17"W together with that "50’ INGRESS/EGRESS EASEMENT FOR LEXINGTON SENIOR DEVELOPMENT, LLC AND LEXINGTON COUNTY SCHOOL DISTRICT #1 which is a part of the 18.080 acres parcel of land owned by Lexington Senior Development, L.L.C. all as shown on a plat prepared for Lexington Senior Development, L.L.C. by Civil Engineering of Columbia, dated August 20, 1998, last revised October 23,1998, and recorded February 5, 1999 in the Office of the Register of Deeds for Lexington County in Plat Slide 452 at Plat No.6.

ALSO LESS AND EXCEPTING:

All that certain piece, parcel, or lot of land with improvements thereon, lying and being in the County of Lexington, Town of Lexington, State of South Carolina and being shown and delineated as 4.88 Acres as shown on a plat prepared by Carolina Surveying Services Inc., R.L.S. dated July 31, 2003, and recorded in the Register of Deeds Office for Lexington County in Plat Slide 730, Page 4, with said tract having such metes and bounds as are shown on said plat. The metes and bounds as shown on said plat are incorporated by reference herein.

ALSO:

Easement Rights as contained in that certain Reciprocal Easement Agreement by and between Lexington County School District Number One and Lexington Development, L.L.C dated 2/4/1999 and recorded 2/5/1999 in the Office of the Register of Deeds for Lexington County in Record Book 5089, page 254, which agreement is further identified in Schedule B - Section 2, Exception 13 herein.

LESS AND EXCEPTING

All that certain piece, parcel or lot of land that consists of 1.5 acres located on the southeast side of U.S. Route 378 in the Town of Lexington, Lexington County, South Carolina.

Commencing from the center line intersection of U.S. Rte. 378 with S.C. Rte. 6. Thence S89°33'08E for a distance of 201.26' to an old #5 rebar property corner on the southern R.O.W. of 378 this being the point of beginning.

Thence from the point of beginning and in a clockwise direction:

S39041'10"E for a distance of 258.61' to a new #5 rebar, said line being bounded on the east by lands of now or formerly P&H Properties of Lexington, LLC.

Thence, S39°39'12"E for a distance of 90.61' to a new #5 rebar.  Said line being bounded on the east by lands of now or formerly Herndon Chevrolet, Inc.

Thence, S50°21'41"W for a distance of 180.02' to an old #5 rebar.  Said line being bounded on the east by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N39°41'08"W for a distance of 376.35' to an old #5 rebar.  Said line being bounded on the west by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N58°52'07"E for a distance of 108.41' to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.

Thence, N59°00'45"E for a distance of 73.71' to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.  This being the point of beginning.

Excluded 1.5 Acre Parcel

All that certain piece, parcel or lot of land that consists of 1.5 acres located on the southeast side of U.S. Route 378 in the Town of Lexington, Lexington County, South Carolina.

Commencing from the center line intersection of U.S. Rte. 378 with S.C. Rte. 6. Thence S89°33'08E for a distance of 201.26' to an old #5 rebar property corner on the southern R.O.W. of 378 this being the point of beginning.

Thence from the point of beginning and in a clockwise direction:

S39041'10"E for a distance of 258.61' to a new #5 rebar, said line being bounded on the east by lands of now or formerly P&H Properties of Lexington, LLC.

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Thence, S39°39'12"E for a distance of 90.61' to a new #5 rebar.  Said line being bounded on the east by lands of now or formerly Herndon Chevrolet, Inc.

Thence, S50°21'41"W for a distance of 180.02' to an old #5 rebar.  Said line being bounded on the east by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N39°41'08"W for a distance of 376.35' to an old #5 rebar.  Said line being bounded on the west by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N58°52'07"E for a distance of 108.41' to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.

Thence, N59°00'45"E for a distance of 73.71' to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.  This being the point of beginning.

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Exhibit A – 2

Greenville Land

ALL THAT CERTAIN PIECE, PARCEL OR TRACT OF LAND SITUATE, LYING AND BEING IN THE COUNTY OF GREENVILLE, STATE OF SOUTH CAROLINA, CONTAINING 5.006 ACRES ACCORDING TO AN "ALTA/ACSM LAND TITLE SURVEY FOR RSC GREENVILLE, LLC, 1560 THORNBLADE BOULEVARD, GREENVILLE COUNTY, GREENVILLE, SOUTH CAROLINA (OAKLEAF VILLAGE @ THORNBLADE)", DATED 7/07/04 BY SITE DESIGN, INC. WITH THE FOLLOWING METES AND BOUNDS TO WIT:

BEGINNING AT AN OLD MAG NAIL LOCATED ON THE NORTHERN RIGHT OF WAY OF THORNBLADE BOULEVARD AT ITS TERMINUS; THENCE RUNNING ALONG SAID RIGHT OF WAY S 88-21-05 W 55.64 FEET TO AN OLD 5/8" REBAR IRON PIN; THENCE TURNING AND RUNNING N 81-00-31 W 32.56 FEET TO A POINT IN A BRICK WALL AT THE JOINT CORNER OF LOT 61, SECTION ONE, THE GARDENS AT THORNBLADE; THENCE TURNING AND LEAVING SAID RIGHT OF WAY AND RUNNING ALONG THE REAR LOT LINES OF LOTS 61, 60, 59, 58, 57, 56, AND 55, SECTION ONE, THE GARDENS AT THORNBLADE N 14-50-53 E 99.70 FEET TO A POINT IN BRICK WALL; THENCE TURNING AND RUNNING N 39-24-59 E 360.99 FEET TO POINT AT THE JOINT CORNER OF WEKIVA SPRINGS PLAZA PROPERTY, NOW OR FORMERLY; THENCE TURNING AND RUNNING ALONG THE LINE OF SAID WEKIVA SPRINGS PLAZA PROPERTY AND ALSO ALONG THE LINE OF THORNBLADE, VILLAGE, LLC PROPERTY, NOW OR FORMERLY S 50-47-17 E 260.96 FEET TO AN OLD 5/8" REBAR IRON PIN, CROSSING OVER AND OLD 1" OPEN TOP IRON PIN AT 0.53 FEET AND AN OLD 3/4" CRIMP TOP IRON PIN AT 119.67 FEET; THENCE TURNING AND RUNNING S 73-14-35 E 136.25 FEET TO AN OLD 1" CRIMP TOP IRON PIN (BENT) LOCATED ON THE WESTERN RIGHT OF WAY OF THE PARKWAY (S-23-1025); THENCE TURNING AND RUNNING ALONG SAID RIGHT OF WAY AND ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 756.20 FEET, AN ARC LENGTH OF 88.52 FEET AND A CHORD BEARING AND DISTANCE OF S 14-54-02 W 88.47 FEET TO AN OLD 3/4" CRIMP TOP IRON PIN; THENCE TURNING AND RUNNING S 11-29-20 W 316.13 FEET TO AN OLD 1" CRIMP TOP IRON PIN LOCATED AT THE JOINT CORNER OF SFH PROPERTIES, LLC PROPERTY, NOW OR FORMERLY; THENCE TURNING AND LEAVING SAID RIGHT OF WAY AND RUNNING ALONG THE LINE OF SAID SFH PROPERTIES, LLC PROPERTY AND ALSO ALONG THE LINE OF PCH, LTD., LP PROPERTY, NOW OR FORMERLY AND ALONG THE LINE OF G.H. CONSTRUCTION OF EASLEY, INC. PROPERTY NOW OR FORMERLY N 78-23-13 W 449.62 FEET TO AN OLD 5/8" REBAR IRON PIN LOCATED ON THE EASTERN RIGHT OF WAY OF SONIA DRIVE; THENCE TURNING AND RUNNING ALONG SAID RIGHT OF WAY N 00-01-56 E 47.48 FEET TO AN OLD 5/8" REBAR IRON PIN LOCATED AT THE SOUTHERN END OF A SIGHT FLARE AT THE INTERSECTION OF SAID EASTERN RIGHT OF WAY OF SONIA DRIVE AND THE EASTERN TERMINUS OF THORNBLADE BOULEVARD; THENCE TURNING AND RUNNING ALONG SAID SIGHT FLARE N 48-42-59 E 33.04 FEET TO AN OLD 5/8" REBAR IRON PIN LOCATED AT THE NORTHERN END OF SAID SIGHT FLARE ON THE EASTERN TERMINUS OF THORNBLADE BOULEVARD; THENCE TURNING AND RUNNING ALONG SAID EASTERN RIGHT OF WAY AND TERMINUS OF THORNBLADE BOULEVARD N 01-36-55 E 57.83 FEET TO THE POINT OF BEGINNING.

Exhibit B

Form of Title Affidavit

The undersigned Affiant, being first duly sworn, and being duly authorized to do so on behalf of the Owner named below, hereby makes the following affidavit to Lawyers Title Insurance Company (“Title Company”) and __________________ (“Title Agent”) in connection with the transaction identified as follows:

AFFIANT:	Royal Senior Care, LLC, a Florida limited liability company.

OWNER:	RSC Oakleaf Lexington, LLC, a Florida limited liability company (“Lexington Owner”) and RSC Oakleaf Greenville, LLC, a Florida limited liability company, as applicable

PROPERTY:	Property located at _____________________ (as more particularly described in Schedule A to the Policy set forth below).

POLICY:	Lawyers Title Insurance Company Policy #_________________.

1.
Owner is the owner in fee simple of the Property, as more particularly described in the Policy, and there are no other parties who are in possession, or who have or claim a right to be in possession, of any part of Property, except for the tenants set forth in Exhibit A attached hereto.

2.
(a) No person has furnished any labor, services, or materials in connection with the construction or repair of any buildings or improvements on any of the Property within the last ninety (90) days; (b) there are no unpaid amounts due for any labor, material, or services in connection with the construction or repair of any improvements on any of the Property, or with respect to the Property itself, that could form the basis of a lien thereon; and (c) Owner has not received any notice of intention to file or record a lien in connection with any of the Property.

3.	There has been no material change in the exterior aspects of any improvements on any of the Property as shown in the respective survey plans referred to in the Policy.

4.	All real estate taxes and municipal or county charges currently due and owing with respect to the Property have been paid, or will be paid prior to the date on which same will become delinquent.

5.
As an inducement to Title Company and Title Agent to insure over any matters attaching or created during the “gap” in time between the date of the Policy and the date of this Affidavit, Owner shall promptly remove of record any matters filed of record during said gap period, but only to the extent caused by Owner.

6.	This Affidavit is given with the understanding and intention that Title Company and Title Agent shall rely thereon in issuing an endorsement to the Policy.

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7.	THE UNDERSIGNED EXECUTES THIS AGREEMENT BECAUSE OF THE BENEFITS DIRECTLY AND INDIRECTLY ACCRUING TO IT BY REASON OF THE ISSUANCE OF THE ENDORSEMENT TO THE POLICY.

Executed as of the ____ day of _________, 20___.

AFFIANT:

ROYAL SENIOR CARE, LLC,
a Florida limited liability company

By:

Name:

Title:

STATE OF ____________________
COUNTY OF __________________

The foregoing instrument was acknowledged before me on ________________, 200__, by _________________ as ____________ of ROYAL SENIOR CARE, LLC, a Florida limited liability company, on behalf of the limited liability company, who is personally known to me or who has produced ________________________ as identification.

Name:

NOTARY PUBLIC, State of ________________

(SEAL)Serial Number (if any) _______________

My Commission Expires: ___________________

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Exhibit I

Form of Subject Interests Assignment

INTERESTS ASSIGNMENT AGREEMENT

THIS INTERESTS ASSIGNMENT AGREEMENT (this “Assignment”) is made and entered into effective as of __________, 2010, by and between ROYAL SENIOR CARE, LLC, a Florida Delaware limited liability company (the “Assignor”), having an address at ______________________________and ________________, a ____________ (“Assignee”), having an address at c/o _________________.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Purchase Agreement.

RECITALS

WHEREAS, Assignor and/or its affiliates are the owner of an  one hundred percent (100%) membership interests in Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company (the “LLC”) pursuant to that certain limited liability company agreement of Royal Cornerstone South Carolina Portfolio, LLC (the “LLC Agreement”) dated ______________, 2010;

WHEREAS, an eighty percent (80%) membership interests in the LLC are referred to as the “Purchased Interests”; and

WHEREAS, Assignors and Assignee have entered into that certain Membership Interests Sale and Purchase Agreement dated ______________, 2010 (the “Purchase Agreement”), wherein Assignor has agreed to convey to Assignee all of Assignor’s right, title and interest in and to the Purchased Interests.

NOW, THEREFORE, the undersigned hereby agree as follows:

1.          Assignment and Assumption.  Assignor hereby sells, assigns and transfers all of Assignor’s interest in the Purchased Interests to Assignee, free and clear of any option, commitment, pledge, demand, charge, claim, security interest, lien or encumbrance whatsoever. Assignee hereby accepts and acquires the Purchased Interests and with respect to the Purchased Interests assumes all of Assignor’s obligations under, and will be bound by, and hereby accepts and adopts all the terms, provisions and conditions of the LLC Agreement from and after the date of this Assignment.

2.          Indemnification.  This Agreement does not limit the rights of Assignor and Assignee under Section 26 of the Purchase Agreement.

3.          Representations and Warranties.  Except as expressly set forth in Section 7 of the Purchase Agreement, Assignor makes no representations or warranties and there shall be no recourse to Assignor in connection with this Assignment

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4.          Admission.  Each of the parties hereto acknowledges and agrees that contemporaneously with the assignment described in Paragraph 1 hereof, Assignee shall be admitted to the LLC as the managing member and Assignor shall have no further right, title, or interest in or to the Purchased Interests or any income, profits or capital allocable to the Purchased Interests.

5.          Other Documents and Acts.  Assignor shall execute and deliver to Assignee, its successors, assigns, and nominees, any new or confirmatory documents, and do and perform such other acts which Assignee, its successors, assigns, or nominees, may reasonably request to fully or better assign and transfer to and vest in Assignee, its successors, assigns, and nominees, the Purchased Interests, provided that the same shall be without expense or liability to the Assignor.

6.          Continuation without Dissolution.  The parties hereto agree that the assignment of the Purchased Interests, the admission of Assignee to the LLC will not dissolve the LLC, and the business of the LLC will continue.

7.          Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns.

8.          Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.          Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, Assignor and Assignee have respectively executed this Assignment as of the date first above written.

ASSIGNOR:

ROYAL SENIOR CARE, LLC

By:
Name:
Title:

ASSIGNEE:
[__________________]

By:
Name:
Title:

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Exhibit J

Form of FIRPTA Affidavit

Transferor’s Certification of Non-Foreign Status

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Royal Senior Care, LLC, the undersigned hereby certifies the following on behalf of Royal Senior Care, LLC:

1.           Royal Senior Care, LLC is the sole member of Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company (“Portfolio”), sole member of RSC Oakleaf Lexington, LLC, a Florida limited liability company (“Lexington Owner”) and RSC Oakleaf Greenville, LLC, a Florida limited liability company, as applicable (“Owner”), owner of the property.

2.           Royal Senior Care, LLC is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

3.           Portfolio and Owner are disregarded entities as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

4.           Royal Senior Care, LLC’s U.S. employer identification number is ____________; and

5.           Royal Senior Care, LLC’s office address is__________________.

Royal Senior Care, LLC understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[SIGNATURE CONTAINED ON THE FOLLOWING PAGE]

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Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:  _________________

ROYAL SENIOR CARE, LLC a Florida limited liability company

By:

Name:

Title:

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Exhibit K

Form of Representation Letter to Auditor

LETTERHEAD

[MONTH] [DAY], 2010

Auditor
____________________
____________________

We are providing this letter in connection with your audits of the balance sheets of [LEXINGTON OWNER, LEXINGTON OPERATOR, GREENVILLE OWNER AND GREENVILLE OPERATOR, as applicable] (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007, 2008 and 2009 for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America (including any other comprehensive basis of accounting).  We confirm that we are responsible for the following:

a.
The fair presentation in the consolidated financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America

b.	The design and implementation of programs and controls to prevent and detect fraud

c.	Establishing and maintaining effective internal control over financial reporting

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits.

1.	The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

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2.	The Company has made available to you all:

a.	Financial records and related data.

b.	Minutes of the meetings of unitholders, stockholders, partners, directors, and committees of directors or summaries of actions of recent meetings for which minutes have not yet been prepared.

3.	There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

4.	We have no knowledge of any fraud or suspected fraud affecting the Company involving:

a.	Management.

b.	Employees who have significant roles in the Company’s internal control over financial reporting.

c.	Others if the fraud could have a material effect on the financial statements.

5.
We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, tenants, property managers, or others.

6.
There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 5, Accounting for Contingencies.

7.
We have made available all relevant information about financial interests and contractual arrangements with related parties, de facto agents, and other entities, including but not limited to, their governing documents, equity and debt instruments, contracts, leases, guarantee arrangements, and other financial contracts and arrangements.

8.
The information we provided about financial interests and contractual arrangements with related parties, de facto agents, and other entities includes information about all transactions (including sales agreements, purchase agreements, loans, transfer agreements, and leasing arrangements), unwritten understandings, agreement modifications, and written and oral side agreements

9.	An adequate provision for income taxes, if any, has been made.

10.
We have disclosed to you the accounting conventions used when preparing our financial statements.  We believe that the effect of applying these accounting conventions and the use of such applications is immaterial to the financial statements.

Except where otherwise stated below, matters less than One Hundred Thousand Dollars ($100,000.00) collectively are not considered to be exceptions that require disclosure for the purpose of the following representations.  This amount is not necessarily indicative of amounts that would require adjustment to or disclosure in the financial statements.

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11.	There are no transactions that have not been properly recorded in the accounting records underlying the financial statements.

12.	The following, to the extent applicable, have been appropriately identified, properly recorded, and disclosed in the financial statements:

a.	Related-party transactions and associated amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees (written or oral).

b.	Guarantees, whether written or oral, under which the Company is contingently liable.

13.
In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management uses estimates.  All estimates have been disclosed in the financial statements for which known information available prior to the issuance of the financial statements indicates that both of the following criteria are met:

a.
It is at least reasonably possible that the estimate of the effect on the financial statements of a condition, situation, or set of circumstances that existed at the date of the financial statements will change in the near term due to one or more future confirming events.

b.	The effect of the change would be material to the financial statements.

14.	Risks associated with concentrations, based on information known to management, that meet all of the following criteria have been disclosed in the financial statements:

a.	The concentration exists at the date of the financial statements.

b.	The concentration makes the enterprise vulnerable to the risk of a near-term severe impact.

c.	It is at least reasonably possible that the events that could cause the severe impact will occur in the near term.

15.	There are no:

a.	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

b.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB Statement No. 5, Accounting for Contingencies.

16.
Other than as disclosed in Note __ [debt disclosure] to the financial statements, the Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral.

17.	The Company has complied with all aspects of contractual agreements that may have an effect on the financial statements in the event of noncompliance.

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18.
We have disclosed to you any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal year ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

19.
With regard to the fair value measurements and disclosures of certain assets, liabilities, and specific components of equity, such as cash and cash equivalents, deferred acquisition costs and deposits, other assets, prepaid rent, security deposits, amounts due from/to related parties, accounts payable and accrued expenses and notes payable, we believe that:

•	The measurement methods, including the related assumptions, used in determining fair value were appropriate and were consistently applied.

•	The completeness and adequacy of the disclosures related to fair values are in conformity with accounting principles generally accepted in the United States of America.

•
No events have occurred subsequent to December 31, 2009 that require adjustment to the fair value measurements and disclosures included in the financial statements, except in connection with the transaction with Cornerstone Healthcare Plus REIT, Inc.

20.
The methods and significant assumptions used to determine fair values of financial instruments are as follows: [Describe method] The methods and significant assumptions used result in a measure of fair value appropriate for financial statement measurement and disclosure purposes in accordance with GAAP.

21.
The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The financial statements referred to above reflect all adjustments required by FASB Statement 144.

22.	Financial instruments with significant individual or group concentration of credit risk have been appropriately identified, properly recorded, and disclosed in the financial statements.

23.
Receivables recorded in the financial statements represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and have been appropriately reduced to their estimated net realizable value.

24.
Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances, line of credit, or similar arrangements have been properly disclosed in the financial statements.

25.	We believe that all expenditures that have been deferred to future periods are recoverable.

26.
Provision has been made for any loss that is probable from environmental remediation liabilities.  We believe that such estimate is reasonable based on available information and that the liabilities and related loss contingencies and the expected outcome of uncertainties have been adequately described in the Company’s financial statements.

27.
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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28.	We have made available to you all communications with tax authorities and/or communications with outside tax advisors.

, Chief Executive Officer
(Principal Executive Officer)

, Chief Financial Officer
(Principal Executive Officer)

5

Schedule 1(b)

INTANGIBLES

Schedule 3(b)

LOAN DOCUMENTS

1.           Loan Agreement dated January 10, 2006, by and among RSC Oakleaf Lexington, LLC, a Florida limited liability company (“Lexington Owner”), RSC Oakleaf Greenville, LLC, a Florida limited liability company (“Greenville Owner”) and General Electric Credit Corporation, Agent for itself and one or more lenders (“Lender”);

2.           Promissory Note dated January 10, 2006, from Lexington Owner and Greenville Owner to and in favor of Lender in the original principal amount of $13,500,000;

3.           Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement made by Lexington Owner, with joinder by RSC Lexington, LLC, a Florida limited liability company (“Lexington Operator”), to and in favor of Lender dated as of January 10, 2006, and recorded in Book 10751, Page 107 of the Recorder of Deeds of Lexington County, South Carolina;

4.           Mortgage, Security Agreement, Assignment of Rents, Security Agreement and Fixture Filing Statement made by Greenville Owner, with joinder by RSC Greenville, LLC, a Florida limited liability company (“Greenville Operator”), to and in favor of Lender dated as of January 10, 2006, and recorded in Book 4498, Page 828 of the Recorder of Deeds of Greenville County, South Carolina;

5.           UCC-1 Financing Statement (Lexington);

6.           UCC-1 Financing (Greenville);

7.           Environmental Indemnity Agreement dated January 10, 2006, by and among Greenville Owner and Lexington Owner, Gazit Senior Care, Inc., a Florida corporation (“Gazit Senior”), and Roico Holdings, L.P., a Delaware limited partnership (“Roico”) in favor of Lender;

8.           Business Associate Agreement dated January 10, 2006, by and between Lexington Operator and Lender;

9.           Business Associate Agreement dated January 10, 2006, by and between Greenville Operator and Lender;

10.           Interest Holder Certificate and Agreement dated January 10, 2006, executed by Royal Senor Care, LLC, a Florida limited liability company (“Royal Senior”), Gazit Senior, and Roico;

11.           Agreement of Principals dated January 10, 2006, by Gazit Senior and Roico in favor of Lender;

12.           Subordination Agreement (Master Lease) dated January 10, 2006, by and among RSC Lexington, LLC, a Florida limited liability company, Lexington Owner and Lender;

13.           Subordination of Management Agreement dated January 10, 2006, by RSC-LSC Management, LLC and Lexington Operator in favor of Lender;

14.           Subordination of Management Agreement dated January 10, 2006, by RSC-GSC Management, LLC and Lexington Operator in favor of Lender.

Schedule 4(a)(iv)

TITLE POLICY

Lawyers Title Insurance Policy No. A86-0038132, issued to RSC Oakleaf Lexington, LLC, a Florida limited liability company and RSC Oakleaf Greenville, LLC, a Florida limited liability company, in the amount of $13,500,000, and having an effective date of January 10, 2006.

Schedule 6(a)

TRANSFERS AND EASEMENTS

None.

Schedule 7(a)(v)

LEASES

Schedule 7(a)(vi)

MATERIAL SERVICE CONTRACTS

Schedule 7(a)(viii)

EMPLOYEE BENEFIT PLANS

Seller (that is,  Royal Senior Care, LLC), Lexington Operator and Greenville Operator either currently have employees or have had employees in the past.  Lexington Operator and Greenville Operator have also had individuals working at the Lexington Facility or Greenville Facility, respectively, that were leased to such companies, or their Affiliates. Royal Senior Care Management, LLC, a Florida limited liability company, an Affiliate of Seller, became a participating employer in the Co-Advantage Resources Inc. Retirement Savings Plan plan effective February 1, 2008, in which the then employees of (or individuals leased to) Lexington Operator and Greenville Operator were permitted to participate pursuant to the provisions of such plan.   A copy of the Co-Advantage Resources, Inc. Retirement Savings Plan adoption agreement effective February 1, 2008 is attached hereto and incorporated by reference as Attachment 1 to Schedule 7(a)(viii).

As of January 1, 2010, Royal Senior Management Care, LCC and others, including Lexington Operator and Greenville Operator, contracted with a new payroll/PEO Company, named AlphaStaff, Inc.  As a result, the employees could no longer participate in the Co-Advantage Resources, Inc. Retirement Savings Plan.   It is expected that the the individuals leased to Lexington Operator and Greenville Operator or Affiliates and working at the Lexington Facility or Greenville Facility, respectively, will participate in a 401k plan sponsored by Alphastaff, Inc.  However, due to the implementation of that new payroll service, the adoption and implementation of the new plan has been delayed and no monies have been withheld from the participants since January 1, 2010.  Deferrals will commence again when all plan documents are in order. The adoption of the plan and open enrollment are expected to commence on or about May 1, 2010.

Schedule 7(a)(x)

ENVIRONMENTAL REPORTS

Schedule 7(a)(xiii)

LEXINGTON OWNER FINANCIAL STATEMENTS

Schedule 7(a)(xiv)

GREENVILLE OWNER FINANCIAL STATEMENTS

Schedule 7(a)(xv)

LEXINGTON OPERATOR FINANCIAL STATEMENTS

Schedule 7(a)(xvi)

GREENVILLE OPERATOR FINANCIAL STATEMENTS

Schedule 7(a)(xvii)

UNCURED VIOLATIONS

1.	Lexington

Inspection Report, Bureau of Environmental Health and Food Protection, dated 2/4/10

2.	Greenville

Licensing Standards Compliance Report, Division of Health Licensing, dated 9/22/09

Schedule 7(a)(xx)

LIABILITY AND WORKER’S COMPENSATION INSURANCE
[COURIERS AND POLICY NUMBERS]

Schedule 7(a)(xxii)

CRC LICENSES

1.	Lexington CRC License:

South Carolina Department of Health and Environmental Control Healthcare License
No. CRC [Community Residential Care]-1329 DHEC

2.	Greenville CRC License:

South Carolina Department of Health and Environmental Control Healthcare License
No. CRC [Community Residential Care]-1330 DHEC

Schedule 7(a)(xxvii)

RENT ROLL

Schedule 9(b)(i)

LIABILITY INSURANCE POLICY

[Attached]

Schedule 10(a)(iv)

ORGANIZATIONAL DOCUMENTS

Schedule 11(b)

LEASING COMMISSIONS

None.

Schedule 11(n)

CAPITAL EXPENDITURES

None.